FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Consolidated Financial Statements At December 31, 2012 and 2013 and for each of the years ended December 31, 2011, 2012 and 2013

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS Page Report of Independent Auditors ............................................................................................................................... 1 Consolidated Balance Sheets as of December 31, 2012 and 2013 ........................................................................... 2 Consolidated Statements of Operations for the Years Ended December 31, 2011, 2012 and 2013 ......................... 3 Consolidated Statements of Cash Flows for the Years Ended December 31, 2011, 2012 and 2013 ....................... 4 Consolidated Statements of Capital for the Years Ended December 31, 2011, 2012 and 2013 ............................... 5 Notes to Consolidated Financial Statements ........................................................................................................... 6

Ernst & Young LLP 200 Clarendon Street Boston, MA 02116 www.ey.com Report of Independent Auditors The Board of Managers First Wind Holdings, LLC We have audited the accompanying consolidated financial statements of First Wind Holdings, LLC and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, cash flows and capital for each of the three years in the period ended December 31, 2013, and the related notes to the consolidated financial statements. Management’s Responsibility for the Financial Statements Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error. Auditor’s Responsibility Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion. Opinion In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Wind Holdings, LLC and subsidiaries at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles. March 20, 2014

First Wind Holdings, LLC and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	December 31, 2012	December 31, 2013
Assets		
Current assets:		
Cash and cash equivalents	$ 48,398	$ 11,312
Restricted cash	119,029	132,066
Accounts receivable	16,694	14,759
Prepaid expenses and other current assets	8,684	8,905
Derivative assets	11,913	7,557
Total current assets	204,718	174,599
Property, plant and equipment, net	1,804,060	1,500,357
Construction in progress	3,209	60,691
Turbine deposits	-	45,176
Long-term derivative assets	52,643	49,988
Other non-current assets, net	41,889	50,919
Deferred financing costs, net of accumulated amortization of $23,244 and $14,489, respectively	31,182	29,878
Total assets	$ 2,137,701	$ 1,911,608
Liabilities and Capital		
Current liabilities:		
Accrued capital expenditures and turbine deposits	$ 11,612	$ 23,056
Accounts payable and accrued expenses	38,932	31,162
Current portion of derivative liabilities	13,315	2,592
Current portion of long-term debt	118,254	12,070
Current portion of deferred revenue	21,069	21,534
Total current liabilities	203,182	90,414
Long-term derivative liabilities	24,475	15
Long-term debt, net of current portion	938,558	778,540
Deferred revenue	338,718	319,980
Other long-term liabilities	2,686	8,011
Asset retirement obligations	17,794	18,214
Total liabilities	1,525,413	1,215,174
Capital:		
Members' capital	771,429	769,808
Accumulated deficit	(612,006)	(526,381)
Total members' capital	159,423	243,427
Noncontrolling interests in subsidiaries	452,865	453,007
Total capital	612,288	696,434
Total liabilities and capital	$ 2,137,701	$ 1,911,608

See accompanying notes to consolidated financial statements.

2

First Wind Holdings, LLC and Subsidiaries
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,		
	2011	2012	2013
Revenues:			
Revenues	$ 112,336	$ 144,055	$ 161,446
Cash settlements of derivatives	7,688	10,576	5,656
Fair value changes in derivatives	12,099	4,978	(11,246)
Total revenues	132,123	159,609	155,856
Cost of revenues:			
Project operating expenses	49,792	60,129	72,836
Depreciation and amortization	53,197	61,518	72,106
Total cost of revenues	102,989	121,647	144,942
Gross profit	29,134	37,962	10,914
Other operating expenses:			
Project development	34,770	28,014	24,887
General and administrative	17,711	22,525	14,651
Depreciation and amortization	4,003	2,939	1,972
Total other operating expenses	56,484	53,478	41,510
Loss from operations	(27,350)	(15,516)	(30,596)
Other income (expenses)	(20,966)	(146,122)	177,785
Interest expense, net	(34,410)	(56,909)	(65,111)
Income (loss) before provision for income taxes	(82,726)	(218,547)	82,078
Provision for income taxes	(3,944)	44	-
Net income (loss)	(78,782)	(218,591)	82,078
Less: net (income) loss attributable to noncontrolling interests	508	(4,067)	3,547
Net income (loss) attributable to First Wind Holdings, LLC	$ (78,274)	$ (222,658)	$ 85,625

See accompanying notes to consolidated financial statements.

3

First Wind Holdings, LLC and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31, 2011	2012	2013
Cash flows from operating activities:			
Net income (loss)	$ (78,782)	$ (218,591)	$ 82,078
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:			
Depreciation and amortization	57,201	64,457	74,078
Amortization of deferred financing costs	17,766	10,481	6,232
Unrealized (gain) loss on derivative instruments	(3,961)	15,723	(9,432)
Gain on sale of subsidiary company interests	-	(28,445)	(93,299)
Unit-based compensation expense	4,192	1,211	-
Deferred income taxes	(3,944)	-	-
(Gain) loss on sale of assets	298	(199)	1,685
Loss on impairment of assets	6,905	95,810	-
Assets received in settlement	-	-	(6,995)
Property and casualty insurance proceeds	-	-	(13,500)
Loss on early extinguishment of debt	-	44,517	9,258
Swap breakage fees paid upon early extinguishment of debt	-	-	(7,565)
Income from equity method investment	-	-	(757)
Changes in assets and liabilities:			
Increase in restricted cash used by projects	(21,520)	-	-
Accounts receivable	(9,675)	(1,578)	2,843
Prepaid expenses and other current assets	(968)	312	(1,321)
Other non-current assets	(4,337)	13,423	(15,081)
Other liabilities	(1,409)	(247)	1,325
Accounts payable and accrued expenses	7,613	12,759	(5,329)
Deferred revenue	162,126	(19,226)	(17,297)
Net cash provided by (used in) operating activities	131,505	(9,593)	6,923
Cash flows from investing activities:			
Capital expenditures, net	(146,268)	(46,017)	(72,741)
Turbine deposits	(98,053)	-	(44,481)
Washington state tax refunds	-	-	4,466
Changes in restricted cash	(32,133)	23,095	(45,376)
Property and casualty insurance proceeds	-	-	13,500
Proceeds from the sale of assets	4,670	3	1,280
Proceeds from the sale of controlling subsidiary company interests, net	-	-	93,700
Net cash used in investing activities	(271,784)	(22,919)	(49,652)
Cash flows from financing activities:			
Proceeds from borrowings, net of issuance costs	393,282	277,309	329,161
ARRA grant proceeds, net	80,437	137,089	115,768
Proceeds from sale of non-controlling subsidiary company interests, net	76,847	225,128	38,933
Repurchase of subsidiary company interests	(2,627)	(13,297)	(9,020)
Repayment of borrowings	(410,533)	(434,990)	(445,842)
Payments related to early extinguishment of debt	-	(23,268)	(1,260)
Repurchase of Profits Interests	(641)	(1,091)	(170)
Distributions to noncontrolling interests	(14,243)	(50,941)	(20,987)
Distributions to members	-	(50,004)	(940)
Net cash provided by financing activities	122,522	65,935	5,643
Net change in cash and cash equivalents	(17,757)	33,423	(37,086)
Cash and cash equivalents, beginning of period	32,732	14,975	48,398
Cash and cash equivalents, end of period	$ 14,975	$ 48,398	$ 11,312
Supplemental disclosures of cash flow information:			
Cash paid during the period for:			
Interest	$ 23,163	$ 57,974	$ 63,861
Non-cash investing activities:			
Capital expenditures funded directly from borrowings	52,484	393,440	-
Fair value of asset retirement obligations	(890)	2,151	109
Non-cash financing activities:			
Payment-in-kind (PIK) interest	10,247	-	-

See accompanying notes to consolidated financial statements.

4

First Wind Holdings, LLC and Subsidiaries
Condensed Consolidated Statements of Capital
(in thousands)

	Series				Members'	Accumulated	Subtotal	Noncontrolling	
	A Units	A-1 Units	A-2 Units	Profit Interests	Capital	Deficit	FWH, LLC	Interests	Total
Balance at December 31, 2010	649,681	204,500	44,878	161,126	$ 850,933	$ (311,074)	$ 539,859	$ 221,338	$ 761,197
Issuance of Series B Units, net of forfeitures	-	-	-	(133,868)	-	-	-	-	-
Issuance of Series C Units, net of forfeitures	-	-	-	162,479	-	-	-	-	-
Issuance of Series D Units, net of forfeitures	-	-	-	27,000	-	-	-	-	-
Repurchase of Series B Units	-	-	-	(26,818)	(641)	-	(641)	-	(641)
Repurchase of noncontrolling interests	-	-	-	-	(2,627)	-	(2,627)	-	(2,627)
Unit-based compensation	-	-	-	-	4,192	-	4,192	-	4,192
Transaction costs associated with tax equity financing	-	-	-	-	(905)	-	(905)	-	(905)
Distributions	-	-	-	-	-	-	-	(14,243)	(14,243)
Proceeds from sale of subsidiary company interests	-	-	-	-	-	-	-	80,126	80,126
Net loss	-	-	-	-	-	(78,274)	(78,274)	(508)	(78,782)
Balance at December 31, 2011	649,681	204,500	44,878	189,919	850,952	(389,348)	461,604	286,713	748,317
Forfeitures of Series C units	-	-	-	(2,173)	-	-	-	-	-
Repurchase of Series C units	-	-	-	(10,624)	(1,091)	-	(1,091)	-	(1,091)
Repurchase of noncontrolling interests	-	-	-	-	(27,260)	-	(27,260)	13,963	(13,297)
Unit-based compensation	-	-	-	-	1,211	-	1,211	-	1,211
Transaction costs associated with tax equity financing	-	-	-	-	(2,379)	-	(2,379)	-	(2,379)
Distributions	-	-	-	-	(50,004)	-	(50,004)	(50,941)	(100,945)
Sale of subsidiary company interests	-	-	-	-	-	-	-	199,063	199,063
Net income (loss)	-	-	-	-	-	(222,658)	(222,658)	4,067	(218,591)
Balance at December 31, 2012	649,681	204,500	44,878	177,122	771,429	(612,006)	159,423	452,865	612,288
Issuance of Series C units	-	-	-	2,284	-	-	-	-	-
Repurchase of noncontrolling interests	-	-	-	-	(131)	-	(131)	(8,889)	(9,020)
Repurchase of Series C units	-	-	-	(1,939)	(170)	-	(170)	-	(170)
Sale of subsidiary company interests	-	-	-	-	-	-	-	33,622	33,622
Transaction costs associated with tax equity financing	-	-	-	-	(380)	-	(380)	(57)	(437)
Distributions	-	-	-	-	(940)	-	(940)	(20,987)	(21,927)
Net income (loss)	-	-	-	-	-	85,625	85,625	(3,547)	82,078
Balance at December 31, 2013	649,681	204,500	44,878	177,467	$ 769,808	$ (526,381)	$ 243,427	$ 453,007	$ 696,434

See accompanying notes to consolidated financial statements.

5

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1 —BUSINESS

First Wind Holdings, LLC (First Wind) and its subsidiaries (collectively, the Company) are engaged in the development, construction and operation of utility-scale wind and solar energy projects principally in the Northeastern and Western regions of the continental United States and Hawaii. First Wind is a limited liability company organized under the laws of Delaware.

At December 31, 2013 the Company operates the following wind energy projects, which it developed, with a total of 980 megawatts (MW) in gross nameplate capacity:

Project	Capacity (MW)	Commercial Operation
Northeast(1)		
Blue Sky East, LLC (Bull Hill)	34	October 2012
Canandaigua Power Partners, LLC and Canandaigua Power Partners II, LLC (together, Cohocton)	125	January 2009
Erie Wind, LLC (Steel Winds II)	15	January 2012
Evergreen Wind Power, LLC (Mars Hill)(2)	42	March 2007
Evergreen Wind Power III, LLC (Rollins)	60	July 2011
Niagara Wind Power, LLC (Steel Winds I)	20	June 2007
Stetson Holdings, LLC (Stetson I)	57	March 2010
Stetson Wind II, LLC (Stetson II)	26	January 2009
Vermont Wind, LLC (Sheffield)	40	October 2011
West(2)		
Milford Wind Corridor Phase I, LLC (Milford I)	204	November 2009
Milford Wind Corridor Phase II, LLC (Milford II)	102	May 2011
Palouse Wind, LLC (Palouse)	105	December 2012
Hawaii		
Kaheawa Wind Power, LLC (KWP I)(2)	30	June 2006
Kaheawa Wind Power II, LLC (KWP II)(1)	21	July 2012
Kahuku Wind Power, LLC (Kahuku)(1)	30	March 2011
Kawailoa Wind, LLC (Kawailoa)(1)	69	November 2012
	980	

(1) Partially-owned (percentage interest)

(2) Partially-owned (tax equity)

6

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements At December 31, 2013 the Company has the following wind and solar energy projects under construction, with a total of 315 MW in gross nameplate capacity: Project Capacity (MW) Expected Commercial Operation Wind Evergreen Wind Power II, LLC (Oakfield) 148 2015 Route 66 Wind Power, LLC (Route 66) 150 2015 Solar Mass Solar 1, LLC (Mass Solar 1) 17 (1) 2014 315 (1) Solar capacity presented in Megawatts AC. On May 9, 2013, the Company, through First Wind Kawailoa Portfolio, LLC (FWKP), a wholly-owned subsidiary, sold to DESRI IV Acquisition, LLC (DESRI) 85% of its membership interests in Kawailoa Holdings, LLC (Kawailoa Holdings), the owner of the Kawailoa project for $105.5 million. This sale was accounted for as a sale of real estate and a related gain in the amount of $87.6 million is included in other income on the accompanying consolidated statements of operations. A contingent liability in the amount of $4 million was recognized at the time of sale representing the maximum amount that FWKP may be required to contribute to fund certain reserves at Kawailoa. NOTE 2 —LIQUIDITY The Company’s cash on hand at December 31, 2013, along with funds available for borrowing under existing debt facilities (including existing binding commitments for permanent financing associated with repayment of certain construction debt maturing in 2014 as further described in Note 6) and expected operating cash flows are sufficient to fund the Company’s operations and meet its existing commitments through December 31, 2014. NOTE 3 —SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Principles of Consolidation and Basis of Presentation The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP). The consolidated financial statements include First Wind’s accounts and operations and those of the subsidiaries in which it has a controlling financial interest. Upon consolidation, all intercompany accounts and transactions have been eliminated. Subsequent events potentially affecting the financial statements have been evaluated through March 20, 2014, the date these consolidated financial statements were issued. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity; however, a controlling financial interest may also exist in entities such as variable interest entities (VIEs), through arrangements that do not involve controlling voting interests. A variable interest holder is required to consolidate a VIE as its primary beneficiary if that party has the power to direct the activities that would significantly impact the entity’s economic performance if it has the obligation to absorb losses of a VIE, or receive benefits that could potentially be significant to the VIE, or both. 7

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

As of December 31, 2013, the Company has a variable interest in Kawailoa Holdings. The Company retained a non-controlling portion of the membership interests in Kawailoa Holdings after the recent sale to DESRI. Kawailoa Holdings is financed by bank debt and members' capital. It has been identified to be a VIE by nature of the terms of its LLC agreement which may at times cause DESRI to absorb losses in amounts that are disproportionately greater than its membership interests. DESRI has the power to direct Kawailoa Holdings' significant activities and has been determined to be its primary beneficiary. Therefore, Kawailoa Holdings is not consolidated in the Company's consolidated financial statements after the date of sale. As of December 31, 2013, the Company had an investment in Kawailoa Holdings in the amount of $5.4 million, which is included in other non-current assets on the accompanying consolidated balance sheet. This amount represents the Company's maximum exposure to loss as a result of its involvement with Kawailoa Holdings. The Company's interest in Kawailoa Holdings is accounted for using the equity method of accounting.

As of December 31, 2013, the Company also has a variable interest in a consolidated VIE, Palouse. Palouse, a partially-owned subsidiary, was created for the purpose of constructing and operating a 105 MW wind farm project in Whitman County, Washington. Palouse is financed by bank debt and members' capital. It has been identified to be a VIE by nature of the terms of its Power Purchase Agreement (PPA) which grants the offtaker an option to purchase the project at a purchase price that could potentially be lower than its fair market value. This option to purchase will not be available to the offtaker until after the tenth anniversary of the project's commercial operation date. Palouse Wind Holdings, LLC, a partially-owned subsidiary, is the primary beneficiary of the VIE, which is included in these consolidated financial statements.

All assets and liabilities of the Palouse VIE are included in the accompanying consolidated balance sheets as of December 31, 2012 and 2013 as follows (in thousands):

	December 31, 2012	December 31, 2013
Restricted cash	$ 1,303	$ 1,426
Accounts receivable	940	1,964
Prepaid expenses and other current assets	493	517
Property, plant and equipment, net	189,875	123,392
Long-term derivative assets	-	6,838
Other non-current assets, net	1,374	1,316
Deferred financing costs, net	4,225	4,195
Total assets	$ 198,210	$ 139,648
Accrued capital expenditures	$ 3,550	$ 641
Accounts payable and accrued expenses	1,111	2,394
Current portion of derivative liabilities	1,620	1,948
Current portion of long-term debt	42,538	1,623
Current portion of deferred revenue	-	391
Long-term derivative liabilities	5,172	-
Long-term debt, net of current portion	118,788	117,165
Deferred revenue	641	536
Asset retirement obligations	1,314	1,449
Total liabilities	$ 174,734	$ 126,147

The Company uses a hypothetical liquidation at book value (HLBV) method to account for noncontrolling interests in projects where it has entered into tax equity capital transactions. HLBV uses a balance sheet methodology that considers the noncontrolling interest holder's claim on the net assets of the subsidiary assuming a liquidation event. Equity in income or loss under HLBV is determined by calculating the change in the amount of net worth the tax equity investors are legally able to claim based on an assumed liquidation at book value of the

8

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements entity at the beginning of the reporting period compared to the end of that period. The periodic changes in noncontrolling interest in the consolidated balance sheets, excluding impact of cash distributions, are recognized by the Company as “Net (income) loss attributable to noncontrolling interests” in the consolidated statements of operations. The Company accounts for noncontrolling interests in consolidated subsidiaries not related to tax equity capital transactions by applying the noncontrolling interest's proportional ownership interest to the periodic operating results of the consolidated subsidiary. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting for its interest. Segment Data The Company manages its operations on a consolidated, single-segment basis for purposes of assessing performance and making operating decisions. Use of Estimates and Market Risks The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management's estimates and judgments are derived and continually evaluated based on available information, historical experience and various other assumptions that are believed to be reasonable under the circumstances. Because the use of estimates is inherent in the financial reporting process, actual results could differ from those estimates. In recording transactions and balances resulting from business operations, management makes estimates based on the best information available at the time the estimate is made. Estimates are used for such items as property, plant and equipment depreciable lives; amortization periods for identifiable intangible assets; valuation of long-term commodity contracts; asset retirement obligations (AROs); and assumptions for equity-based payments. In addition, estimates are used to test long-lived assets for impairment and to determine the fair value of impaired assets. As better information becomes available or actual amounts are determinable, the recorded estimates are revised. Consequently, operating results can be affected by revisions to prior estimates. The Company is subject to risks associated with price movements of energy commodities and credit associated with its commercial activities; reliability of the systems, procedures and other infrastructure necessary to operate the business; changes in laws and regulations; weather conditions; financial market conditions and access to and pricing of capital; the creditworthiness of its counterparties; reliance on tax equity financing arrangements; ability to meet obligations under debt instruments; and the successful operation of power markets, among other items. Concentration of Credit Risk The Company is subject to concentrations of credit risk primarily through its cash and cash equivalents, accounts receivable, and derivative instruments. The Company mitigates its risk with respect to cash and cash equivalents, accounts receivable and derivative instruments by maintaining its deposits and contracts at high-quality financial institutions and monitoring the credit ratings of those institutions. The Company derives a large portion of its electricity and renewable energy certificate (REC) revenues from a small number of customers. The Company has experienced no credit losses to date on its electricity and REC sales, and does not anticipate material credit losses to occur in the future with respect to related accounts receivable; therefore, no allowance for doubtful accounts has been provided. 9

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements Derivative Financial Instruments and Risk Management Activities In the normal course of business, the Company employs financial instruments to manage its exposure to fluctuations in commodity prices and interest rates. The Company does not engage in speculative derivative activities or derivative trading activities. The Company enters into long-term cash settled swap agreements to hedge commodity price variability inherent in electricity sales arrangements. In instances where the Company sells electricity at market prices (e.g., where it has no full-output fixed price, long-term PPA in place), the Company seeks to protect itself against significant variability in spot electricity prices by entering into financial hedge transactions to help stabilize estimated revenue streams. These price swap agreements involve periodic notional quantity settlements where the Company swaps market prices for fixed prices, based on a commodity or market price index, over the term of an agreement. The Company uses interest rate swap and cap agreements to convert anticipated cash interest payments under its variable rate financing arrangements to a fixed rate basis. These agreements involve the receipt of variable payments in exchange for fixed payments over the term of the agreements without the exchange of the underlying principal amounts. The Company records, as either assets or liabilities, all derivative instruments in the consolidated balance sheets at their respective fair values. The estimated fair values of derivative instruments are calculated based on market rates. These values represent the estimated amounts the Company would receive or pay on termination of agreements, taking into consideration current market rates and the current creditworthiness of the counterparty. The Company has not formally documented or designated its commodity price and interest rate swaps as hedges and therefore does not apply hedge accounting to these instruments. All derivative instruments have been marked to market through earnings. Cash and Cash Equivalents and Restricted Cash Cash and cash equivalents consist of all cash balances, and highly liquid investments with original maturity of three months or less. Any cash balance that cannot be used to service a general liability of the consolidated Company is classified as restricted cash in the accompanying consolidated balance sheets. Restricted cash has two components: (i) project cash available to fund daily operating expenses of the respective subsidiary, but which has limitations on distribution throughout the Company, and (ii) project and parent company restricted cash which is restricted by various financing arrangements. The following table reflects the cash and restricted cash classifications on the consolidated balance sheets as of December 31, 2012 and 2013 (in thousands): December 31, Cash and restricted cash 2012 2013 Cash and cash equivalents .................................................... $ 48,398 $ 11,312 Restricted cash Available for general use in subsidiaries .............................. $ 41,503 $ 70,422 Restricted under financing arrangements ............................. 77,526 61,644 Total restricted cash .............................................................. $ 119,029 $ 132,066 Revenue Recognition The Company earns revenue from the sale of electricity and RECs. The Company recognizes revenues from the sale of electricity at market prices or under long-term PPAs based upon the output delivered at rates specified under the contracts. The Company recognizes revenues from the sale of RECs based upon the certificates delivered at rates 10

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

specified under the contracts. The Company defers recognition of revenue from sales of electricity and RECs in instances when criteria to recognize revenue have not been met.

Revenues by major customer were as follows (in thousands, except percentages):

	2011		2012		2013	
Southern California Public Power Authority (SCPPA)(1)	$ 35,000	31 %	$ 43,865	30 %	$ 33,116	21 %
Maui Electric Company	14,894	13	21,849	15	23,384	14
Hawaiian Electric Company(2)	14,634	13	14,568	10	18,545	11
ISO New England	16,107	14	11,233	8	20,622	13
Total revenue by major customers	80,635	71	91,515	63	95,667	59
Revenues from all other customers	31,701	29	52,540	37	65,779	41
	$ 112,336	100 %	$ 144,055	100 %	$ 161,446	100 %

(1) Includes $22,553, $21,786 and $17,396 of amortization of energy prepayment for the years ended December 31, 2011, 2012 and 2013, respectively.

(2) Includes $2,400, $6,232 and $8,568 of business interruption insurance proceeds Kahuku received in connection with its outages for the years ended December 31, 2011, 2012 and 2013, respectively.

The Company evaluates its long-term PPAs to determine whether they are leases. In the case of leases, at the inception of the lease or subsequent modification, the Company determines whether the lease is an operating or capital lease based upon its terms and characteristics. The Company has determined that several of its long-term PPAs are operating leases. The Company recognizes revenues generated under these PPAs as contingent rental income as energy is delivered or, in cases where prepayments have been received for guaranteed energy, revenue is recognized as generated, utilizing a straight-line price based on the prepayment. Revenue from these PPAs is included in revenues in the accompanying consolidated statements of operations when it becomes probable of receipt.

Prior to commercial operations of its wind and solar energy projects, during the commissioning stage, the Company may generate electricity produced in the process of testing its wind turbines and solar panels. Revenue from testing is deferred and amortized over the estimated life of the project.

As described in the *Derivative Financial Instruments and Risk Management Activities* section of this Note 3, revenues also include risk management activities relating to operating projects, which are comprised of mark to market adjustments and cash settlements on commodity swaps.

The Company insures against losses stemming from business interruptions. In the year ended December 31, 2011, recognition of business interruption recoveries totaling $2.8 million were primarily related to an interruption at Kahuku that resulted from an electrical failure of certain plant components. In the years ended December 31, 2012 and 2013, the Company recognized $6.2 million and $8.6 million of business interruption recoveries that resulted from a fire at Kahuku's battery energy storage system (BESS). The recoveries are included in revenues in the accompanying consolidated statements of operations.

Cost of Revenues

Cost of revenues includes transmission costs, project operating expenses and depreciation and amortization of operating assets. Project operating expenses consist of such costs as contracted operations and maintenance fees, turbine and related equipment warranty fees, land rent, insurance, professional fees, operating personnel salaries and the cost of permit compliance.

11

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements Property, Plant and Equipment Property, plant and equipment are stated at cost, less accumulated depreciation. Renewals and betterments that increase the useful lives of the assets are capitalized. Depreciation is recorded on a straight-line basis, and the Company reviews the estimated useful lives of its property, plant and equipment on an ongoing basis. As a result of this review process, effective July 1, 2011, the Company changed its estimate of the useful lives of its wind turbines from 20 years to 25 years to better reflect the estimated periods during which these assets will remain in service. The effect of this change in estimate was to reduce the 2011 depreciation expense by $7.4 million from amounts which would have been recorded under the previous life assumption. Non-wind energy project-related assets are depreciated over their estimated useful lives, which range from 3 to 7 years. Construction in progress expenditures, insurance, interest and other costs related to construction activities are capitalized. As each project begins commercial operations, construction in progress is reclassified to property, plant and equipment and is depreciated over the estimated useful lives of the underlying assets. Many of the Company's construction and equipment procurement agreements contain damage clauses relating to construction delays and contractually-specified performance targets. These clauses are negotiated to cover lost margin or revenues from a wind or solar energy project that is unable to operate when required or to perform as guaranteed. Liquidated damages received related to construction activities, and those payments received related to the failure to meet contractually specified performance targets or completion dates prior to commercial operations, are recorded as a reduction of construction in progress. The proceeds from ARRA grants for wind energy projects have been recorded as a reduction of the cost of the wind energy projects' property, plant and equipment. These proceeds are recognized in the statements of operations as a reduction in depreciation expense over the lives of the wind energy projects. Project Development Costs The Company expenses all project development costs, primarily consisting of initial permitting, land rights, preliminary engineering work, analysis of project resources, analysis of project economics and legal work, until management deems a project probable of being technically, commercially and financially viable. Once this determination has been made, the Company begins capitalizing project development costs. From time to time, the Company has abandoned projects on which it had started development work, or re- categorized projects to a less advanced stage than when it had previously assigned them. Should the Company decide to abandon or discontinue development of a project, previously capitalized costs are charged to expense in the period that such determination is made. 12

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements Interest Capitalization The Company capitalizes interest on borrowed funds used to finance capital projects. Capitalization is discontinued when a project achieves commercial operation or when construction is terminated. The Company incurred interest expense of $87.6 million, $91.1 million and $67 million, respectively, for the years ended December 31, 2011, 2012 and 2013. Of these amounts, the following was capitalized and is classified as follows in the accompanying consolidated balance sheets (in thousands): December 31, 2011 2012 2013 Property, plant and equipment .............................................. $ - $ 34,229 $ 503 Construction in progress ....................................................... 44,760 - 1,096 Turbine deposits ................................................................... 8,406 - 329 Total interest capitalized during the period ..................... $ 53,166 $ 34,229 $ 1,928 Impairment of Long-Lived Assets Long-lived assets primarily include property, plant and equipment. The Company periodically reviews long- lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. If there is an indication of impairment, the undiscounted cash flows are compared to the recorded value of the asset. If the undiscounted cash flows are less than the recorded value of the asset, the asset is reduced to its estimated fair value based on a discounted cash flow analysis. Determining the fair value of long-lived assets includes significant judgment by management, and different judgments could yield different results. Write-downs and loss on sale of assets was recognized in the amount of $7.2 million for the year ended December 31, 2011, primarily for the assets at the Company’s Windfarm Prattsburgh, LLC (Prattsburgh) project, at which no further development activities are planned. During the year ended December 31, 2012, write- downs of assets amounting to $28.3 million were recognized as a result of the Kahuku BESS fire, as described below in “—Other Income (Expenses)”. Additionally, write-downs of turbine deposits and related capitalized interest totaling $80.9 million were recorded during the year ended December 31, 2012. The write-downs are recognized in other expenses on the consolidated statements of operations. No impairment of long-lived assets was recorded for the year ended December 31, 2013. Asset Retirement Obligations The Company records the fair value of an ARO as a liability in the period in which a legal obligation associated with the retirement of tangible long-lived assets is incurred. Fair value is calculated utilizing a market approach based on the amount required to enter into an identical liability. The calculation takes into consideration the credit risk of the Company. The Company enters into agreements to lease land on which to construct and operate its wind energy projects. Pursuant to certain lease agreements, as well as applicable permits, the Company is required to decommission its wind energy project equipment and provide for reclamation of the leased property upon the expiration, termination or cancellation of the lease agreements or cessation of commercial operation of the wind energy project. The Company has recorded the offsetting asset to the initial obligation as an increase to the carrying amount of the related long-lived asset and depreciates that cost over the life of the asset. The liability is accreted at the end of each period to reflect the passage of time. Determination of AROs requires a significant number of assumptions and estimates that affect the valuation of the obligation. These estimates can change as the result of various factors including new developments or better information. Accordingly, the Company periodically reevaluates these estimates. A significant change therein could 13

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements materially change the value of the obligation. In 2011, the Company changed its estimate of the useful lives of its wind turbines from 20 to 25 years. The change in this estimate resulted in change in the period over which the asset is depreciated and the liability is accreted. Deferred Financing Costs Deferred financing costs represent external costs incurred to obtain debt financing and are amortized over the terms of the related debt agreements. These costs are amortized using the effective interest method in instances where the use of the straight-line method generates materially different results. Prior to wind and solar energy projects reaching substantial completion, non-cash interest from amortization of deferred financing costs related to construction activities is capitalized. Amortization of deferred financing costs is included in interest expense in the accompanying consolidated statements of operations. Included in other income and expenses for the years ended December 31, 2011, 2012 and 2013 is $5.9 million, $5.1 million and $6.8 million, respectively, of deferred financing costs that were written off as a result of the early extinguishment of debt. Other Non-Current Assets Other non-current assets primarily include deposits, prepaid turbine warranty and maintenance contracts, acquired intangible assets, gearbox overhaul costs, inventory, an investment in an equity method investee, and the cost of structures constructed as required by the terms of certain PPAs and interconnection agreements. Intangible assets consist primarily of a premium paid to acquire control of the Company's Mars Hill project assets, land studies, maps and surveys, wind studies and data, interconnection studies and permits. These finite-lived acquired intangible assets are amortized using the straight-line method over their expected period of benefit. At December 31, 2012 and 2013, the Company had intangible assets of $14.4 million, with accumulated amortization of $4.1 million and $4.7 million, respectively. The Company recorded amortization expense of $0.7 million for the year ended December 31, 2011 and $0.5 million per year for the years ended December 31, 2012 and 2013, respectively. As of December 31, 2013, amortization of finite-lived intangible assets is expected to be approximately $0.5 million per year for each of the next five years, with an aggregate amount of $7.1 million remaining to be expensed thereafter. The cost of the finite-lived structures constructed as required by the terms of certain PPAs and interconnection agreements are amortized using the straight-line method over their expected period of benefit. At December 31, 2012 and 2013, the Company had related assets of $29.7 million and $11.4 million, with accumulated amortization of $0.5 million and $0.9 million, respectively. The change in 2013 is related to the sale of Kawailoa. For the years ended December 31, 2012 and 2013, the Company recorded amortization expense of $0.3 million and $0.2 million, respectively, which offsets revenues on the accompanying consolidated statements of operations. In addition, the Company recorded amortization expense of $0.2 million and $0.3 million for the years ended December 31, 2012 and 2013, respectively, which is included in project operating expenses on the accompanying consolidated statements of operations. Repair and maintenance activities, with the exception of gearbox overhauls, are expensed as incurred. Gearbox overhauls are accounted for as planned major maintenance activities using the deferral method and are amortized from the date of the overhaul to the date of the next expected overhaul, generally 10 years, using the straight-line method. The Company reviews the expected overhaul periods for its gearboxes on an ongoing basis. The Company did not incur gearbox overhaul costs in 2011 or 2012. As of December 31, 2013, the Company had capitalized $11.2 million of gearbox overhaul costs. For the year ended December 31, 2013, the Company recorded amortization expense of $0.5 million which is included in project operating expense on the accompanying consolidated statements of operations. Inventory consists of spare parts and consumables used for turbine maintenance and are stated at cost. Spare parts and consumables are expensed in the period in which they are used. As of December 31, 2012 and 2013, 14

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements inventory of $2.3 million and $7.6 million, respectively, is included in other non-current assets on the accompanying consolidated balance sheets. Income Taxes The Company has been organized as a limited liability company and, with the exception of certain subsidiaries that have elected to be taxed as corporations, is treated as a partnership for federal and state income tax purposes. No provision for federal income taxes has been made for the limited liability companies not electing to be taxed as corporations, as federal income taxes are assessed at the member level. In certain state jurisdictions and for subsidiaries that have elected to be taxed as corporations, income taxes are assessed directly to the Company. In these circumstances, income tax is accounted for under the asset and liability method. The Company’s policy is to record estimated interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2012 and 2013, the Company had no accrued interest or penalties recorded related to uncertain tax positions. The Company has established no reserves for uncertain tax positions. Other Income (Expenses) Other income and expenses include fair value adjustments to mark interest rate derivatives to market, gains on sale of subsidiary company interests, gains or losses on the sale of assets, losses on disposal and impairment of assets, losses on early extinguishments of debt, interest income, settlements, and immaterial miscellaneous income. Included in other expenses for the year ended December 31, 2012, is a gain on sale of subsidiary company interests recognized in the amount of $28.4 million. This gain came as a result of subsidiary company interests sold to NE Wind Holdings. Included in other income for the year ended December 31, 2013 is a gain on sale of subsidiary interests that resulted from the sale of 49% of ownership interests in First Wind Blue Sky East Holdings, LLC (FW Blue Sky East Holdings) to NE Wind Holdings in the amount of $5.7 million. Losses on impairments of assets for the year ended December 31, 2011 in the amount of $7.2 million is related to the write-off of the Company’s Prattsburgh project, as described above in “—Impairment of Long-Lived Assets.” Losses on disposal of assets for the year ended December 31, 2012 include the carrying value of the assets that were written off as a result of the Kahuku BESS fire. The write-off of the Kahuku BESS was in the amount of $22.9 million. Utility network upgrades, whose carrying value had previously been presented as other current assets and other-non current assets, were also written off in the amount of $5.4 million and included in other expenses in the accompanying consolidated statements of operations. Included in other income for the year ended December 31, 2013, is $13.5 million in related property and casualty insurance recoveries. Losses on early extinguishments of debt for the years ended December 31, 2011, 2012 and 2013 were $5.9 million, $43 million and $9.3 million, respectively. The loss in 2011 was the result of the repayment of a construction loan at Milford II and the Company’s previous term loan. In 2012 and 2013, these losses related primarily to the CSSW Loan in 2012 and the various loans paid off with proceeds from the Northeast Wind Capital II Term Loan B, as defined and further discussed in Note 6, in 2013. Included in other expenses for the year ended December 31, 2012 are turbine deposits and capitalized interest that have been written off in the aggregate amount of $80.9 million. Included in other income for the year ended December 31, 2013, is a gain of $61.2 million related to the settlement received as part of the Master Agreement, further discussed in Note 13. Unit-Based Compensation The Company recognizes as compensation expense grants of certain equity instruments. Compensation expense is determined by estimating the fair value of the equity instrument as of the grant date and recognizing it over the 15

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements period earned, which primarily reflects the vesting period. The fair value of the Company's share-based compensation grants is estimated using a probability-weighted expected return model. Commitments and Contingencies Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Leases In the ordinary course of business, the Company has entered into non-cancelable operating leases, such as land leases to site its wind energy projects, office facilities and related equipment leases and construction equipment leases. These leases expire at various dates through 2056, but may include options that permit renewals for additional periods. Rent abatements and escalations are recognized on a straight-line basis over the lease term, including any option period included in the determination of the lease term. On November 21, 2012, the Company sold substantially all of Bull Hill’s property, plant and equipment to a financial institution and simultaneously entered into a long-term lease with that financial institution for use of these assets. The transaction was accounted for under ASC 840-40 Sale-Leaseback Transactions. The transaction does not qualify as a sale as the Company has the option to purchase the leased assets at fair value in year 15 of the lease, and as a result, has been accounted for as a financing. The leased assets remain on the Company’s books and are depreciated over their useful lives. The Company’s remaining obligations under the lease are recorded as long-term debt as further described in Note 6. Fair Value of Financial Instruments The carrying amount of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximates their fair value because of the short-term maturity of these instruments. The Company believes the carrying amounts of debt approximate fair value as the instruments generally bear interest at variable rates. The Kahuku Term Loan and the First Wind Capital Notes (all as defined in Note 6) are at fixed rates, but interest rates and risk premiums have not fluctuated significantly since those loans were made and therefore the Company believes the carrying amounts approximate fair value. The estimated fair values of derivative instruments are calculated based on market rates. These values represent the estimated amounts the Company would receive or pay to terminate the agreements, taking into consideration market rates and the current creditworthiness of the Company and the counterparties. NOTE 4 —NONCONTROLLING INTERESTS AND TAX EQUITY TRANSACTIONS The Company has sold equity interests in certain projects under tax equity financing arrangements. These financing arrangements entitle the tax equity investors to substantially all of the production tax credits and taxable income or loss generated by the project, including the tax benefits of accelerated depreciation available under the tax code (together referred to as the project's “tax attributes”), and a portion of the operating cash flows, until the tax equity investors achieve their targeted investment returns and return of capital. Upon a tax equity investor's achieving its targeted return, the Company has the option to acquire its equity interest at the price described within the respective agreements. Generally, this price would be the higher of the investor's capital account or the then- current market value of their interest or an amount sufficient to provide the investor with the return outlined in the agreement. The Company retains controlling interests in the subsidiaries that own the projects, and consolidates such subsidiaries. The terms of the tax equity financing arrangements also include restrictions on the transfer of assets from the relevant subsidiary without the consent of the tax equity investors. For the years ended December 31, 2011, 2012 and 2013, the Company made distributions to its tax equity investors and a noncontrolling member of the subsidiary that owns KWP I of $4.5 million, $4.8 million and $2.7 16

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements million, respectively, to the tax equity investors and a noncontrolling member of the subsidiary that owns Milford I and Milford II of $8.8 million, $6.9 million and $6.1 million, respectively, and to the tax equity investors in the subsidiary that owns Mars Hill of $1 million, $3.5 million and $1.9 million, respectively. The Company made distributions to the tax equity investor in Sheffield of $35.6 million and $10 million for the years ended December 31, 2012 and 2013, respectively. In 2013, the Company made distributions to the tax equity investor in the subsidiary that owns Palouse in the amount of $0.2 million. The Company exercised options to purchase some of the profit interests of the noncontrolling interest in Milford Wind Corridor, LLC for $2.6 million during the period ended December 31, 2011. As part of this agreement, the Company will make annual payments to the noncontrolling interest for their share of any profit or loss in the amount of $230,000. As of December 31, 2012 and 2013, the noncontrolling interest continues to hold 20% of the voting units in Milford Wind Corridor, LLC. In December 2010, the Company entered into a tax equity financing agreement, accounted for as a noncontrolling interest, with JPMorgan Chase & Co. (JPMCC) for the sale of equity interests in its Sheffield project. The capital contributions of $58.5 million were received in October 2011. In January 2012, the Company distributed $35.6 million to JPMCC upon the receipt of an ARRA grant. On May 31, 2013, the Company repurchased JPMCC’s tax equity interest in Sheffield for $8.9 million. In June 2012, the Company finalized an agreement with Emera Inc. and its subsidiary, NE Wind Holdings (collectively, NE JV Partner) to form a joint venture, Northeast Wind Partners II, LLC (NE Wind Partners II), for the operation of projects in Maine, New Hampshire, Vermont, Massachusetts, Connecticut, Rhode Island, and New York. As a result, NE Wind Partners II directly and indirectly owns certain of the Company’s assets as an indirect subsidiary. At December 31, 2012 and 2013, NE Wind Holdings’ interests in NE Wind Partners II are reflected in noncontrolling interests in subsidiaries on the accompanying consolidated balance sheets. In October 2012, the Company purchased from its partners, Makani Nui Associates, LLC and MNA Kawailoa, LLC, the membership interests in Hawaii Wind Partners, LLC and Kawailoa Holdings, partial owners of KWP I and Kawailoa, respectively. The equity interests were purchased for $13.3 million. In December 2012, the Company entered into a tax equity financing agreement, accounted for as a noncontrolling interest, with CIRI Energy, LLC (CIRI) for the sale of equity interests in its Palouse project. The initial capital contribution of $25 million was received from CIRI at the execution of the agreement. The remaining capital contribution of $25 million was received on February 28, 2013. On February 11, 2013, the Company sold 49% of its ownership interests in FW Blue Sky East Holdings, the subsidiary that owns Bull Hill, to NE Wind Holdings in exchange for total proceeds of approximately $14.4 million. On August 22, 2013, the Company entered into a tax equity financing agreement, accounted for as noncontrolling interest, with Firstar Development, LLC (Firstar) for the sale of equity interests in Mass Solar 1 Holdings, LLC. The initial capital contribution of $1.2 million, which was accounted for as a deposit, was received from Firstar at the execution of the agreement and the remaining $21.2 million is due to be paid at the end of construction. 17

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Noncontrolling interests in subsidiaries are comprised of the following as of December 31, 2012 and 2013 (in thousands):

	December 31, 2012	December 31, 2013
Noncontrolling interest attributable to:		
Tax equity investors	$ 292,350	$ 286,403
Other subsidiary equity ownership interests	160,515	166,604
Total noncontrolling interest	$ 452,865	$ 453,007

NOTE 5 —PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment is comprised of the following as of December 31, 2012 and 2013 (in thousands):

	December 31, 2012	December 31, 2013
Land	$ 10,453	$ 16,207
Land and leasehold improvements	131,549	113,880
Furniture, fixtures, vehicles and other	31,585	29,129
Asset retirement obligations	15,429	12,956
Wind power generation equipment	1,835,944	1,617,346
	2,024,960	1,789,518
Accumulated depreciation	(220,900)	(289,161)
	$ 1,804,060	$ 1,500,357

Depreciation expense for all property, plant and equipment for the years ended December 31, 2011, 2012 and 2013 was $56 million, $62.8 million and $72 million, respectively.

The Company has determined that its long-term PPAs at Kahuku, KWP I, KWP II, Mars Hill, Milford I, Milford II and Palouse are operating leases. The property, plant and equipment at these projects subject to the operating leases included in the December 31, 2013 consolidated balance sheet were as follows (in thousands):

Land	$ 8,046
Land and leasehold improvements	57,190
Furniture, fixtures, vehicles and other	10,027
Asset retirement obligations	8,700
Wind power generation equipment	954,159
	1,038,122
Accumulated depreciation	(156,160)
	$ 881,962

Since the revenues of the projects are based on their respective variable output, there are no minimum future rental payments; therefore, the revenues of the projects are classified as contingent rental payments. Contingent rental payments included in income for Kahuku, KWP I, KWP II, Mars Hill and Palouse were $37.1 million, $47.3 million and $57 million for the years ended December 31, 2011, 2012 and 2013, respectively.

18

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Prior to its sale to DESRI, the Company had determined that the PPA at Kawailoa was an operating lease and recognized contingent rental payments of $3.6 million and $8 million, respectively, for the years ended December 31, 2012 and 2013.

The Company recognized $22.5 million, $43.9 million and $33.2 million in contingent rental payments for the years ended December 31, 2011, 2012 and 2013, respectively, for Milford I and Milford II. The contingent rental payments for Milford I and Milford II are based on generated energy at a straight-line price until guaranteed generation is met. Subsequently, revenue is recognized based on the excess energy delivered.

NOTE 6 —DEBT

The Company enters into loan agreements with financial institutions to finance the construction of wind and solar energy projects and the acquisition of turbines and related equipment. The Company's consolidated debt includes recourse and non-recourse borrowings entered into by First Wind and its subsidiaries.

The Company had the following loans outstanding as of December 31, 2012 and 2013 (in thousands, except percentages):

	Interest rate at			Balance at	
	December 31, 2012	December 31, 2013	Final Maturity	December 31, 2012	December 31, 2013
Construction Loans					
Palouse Construction Loan	2.96%	N/A	2013	$ 119,100	$ -
Mass Solar 1 Construction Loan	N/A	3.67%	2024	-	7,615
ARRA Grant Bridge Loans					
Palouse ARRA Grant Bridge Loan	2.46%	N/A	2013	42,226	-
Kawailoa ARRA Grant Bridge Loan	2.46%	N/A	2013	40,115	-
Term Loans					
Maine Wind Term Loan	3.11%	N/A	N/A	10,084	-
New York Wind Term Loan	3.57%	N/A	N/A	47,809	-
Stetson Holdings Term Loan	4.01%	N/A	N/A	44,946	-
Kahuku Term Loan	3.57%	3.57%	2028	77,959	73,935
Huron Holdings Term Loan	5.01%	N/A	N/A	14,691	-
Rollins Term Loan	2.82%	N/A	N/A	22,607	-
Sheffield Term Loan	3.82%	N/A	N/A	8,224	-
KWP II Term Loan	3.81%	3.25%	2018	45,056	43,540
Kawailoa Term Loan	2.96%	N/A	N/A	167,674	-
Palouse Term Loan	N/A	2.50%	2023	-	118,788
Hawaiian Island Holdings Loan	4.81%	8.25%	2015	20,576	15,473
Northeast Wind Capital II Loan	8.00%	N/A	N/A	150,000	-
Northeast Wind Capital II Term Loan B	N/A	5.00%	2020	-	316,600
Bonds					
First Wind Capital Notes	10.25%	10.25%	2018	173,750	155,750
Other					
Bull Hill Financing	1.68%	2.81%	2032	71,836	62,055
Vehicle loans	0.00%-10.18%	3.90%	2014	159	5
Gross Indebtedness				1,056,812	793,761
Unamortized Discount				-	(3,151)
Carrying Value				1,056,812	790,610
Debt with maturities less than one year				118,254	12,070
Total long-term debt				$ 938,558	$ 778,540

19

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements Debt Facilities Maine Wind Term Loan. On March 27, 2007, the Company through Maine Wind Partners, LLC (Maine Wind Partners), an indirect subsidiary, entered into a $24.8 million term loan facility (Maine Wind Term Loan) with HSH Nordbank AG, New York Branch (HSH). The Maine Wind Term Loan is secured by a pledge of Maine Wind Partners’ interest in Mars Hill, as well as by the assets of Maine Wind Partners and its subsidiary. Interest is payable at LIBOR plus a margin ranging from 1.50% to 3.50%, as defined in the financing agreement. The Maine Wind Term Loan was scheduled to mature March 27, 2022. On November 14, 2013, the Company repaid the outstanding balance of the Maine Wind Term Loan in the amount of $9.5 million with proceeds from the Northeast Wind Capital II Term Loan B (as defined below). A write- off of deferred financing costs in the amount of $0.4 million was recognized as a result of this transaction. This item related to the early extinguishment of debt is included in other expenses in the accompanying consolidated statements of operations. KWP I Term Loan. On August 16, 2007, the Company through KWP I, an indirect subsidiary, entered into a term loan with HSH which allows KWP I to draw up to $15 million to finance any payment due upon the termination of its commodity swap (KWP I Term Loan). The KWP I Term Loan has a term of five years from the termination of the commodity swap and bears interest at LIBOR plus 6.00%. The KWP I Term Loan is secured by the KWP I project and all of its assets. As of December 31, 2012, no amount on this term loan had been drawn. In 2013, the related commodity swap expired and amounts under this loan are no longer available. The KWP I Term Loan provides for a $3 million letter of credit facility (KWP I LC Facility) to support certain obligations including KWP I’s land lease and commodity swap agreement. The KWP I LC Facility is subject to a quarterly unutilized commitment fee of 0.50%. As of December 31, 2012 and 2013, the issued letters of credit totaled $2.5 million. New York Wind Term Loan. On March 30, 2009, the Company, through New York Wind, LLC (New York Wind), an indirect subsidiary, entered into a secured promissory note (New York Wind Term Loan) with Norddeutsche Landesbank Girozentrale, New York Branch (Nord/LB), and HSH, which allowed the Company to borrow $95.5 million under a term loan facility and up to $10 million under a letter of credit facility (New York Wind LC Facility). In November 2009, Cohocton, repaid $45.5 million of amounts outstanding under the promissory note from proceeds received under the ARRA grant. On September 1, 2010, the Company refinanced the New York Wind Term Loan. This refinancing increased the loan size to $79 million and the New York Wind LC Facility to $14 million, extended the maturity date to March 1, 2018, and replaced HSH with Union Bank, N.A. (Union Bank), Deutsche Bank Trust Company Americas (Deutsche Bank) and Commerzbank AG, New York Branch as lenders. As of December 31, 2012, the issued letters of credit totaled $10.8 million. The New York Wind Term Loan is secured by a pledge of CSSW Cohocton Holdings, LLC’s interest in New York Wind and its subsidiaries, as well as by the assets of New York Wind and its subsidiaries. Semiannual principal payments began in December 2010, with interest payable at LIBOR plus 3.25% during years 1-3, 3.5% during years 4-6 and 3.75% from and after year 7. On November 14, 2013, the Company repaid the outstanding balance of the New York Wind Term Loan in the amount of $44.1 million with proceeds from the Northeast Wind Capital II Term Loan B (as defined below). A loss on early extinguishment of debt was recognized in the amount of $0.2 million for the settlement and termination of a related interest rate swap, and is included in other expenses on the accompanying consolidated statements of operations. CSSW Loan. During July and September 2009, the Company completed a transaction with affiliates of Alberta Investment Management Corporation (AIMCO) (CSSW Loan) in which it raised $115 million through issuance of: (i) indebtedness in CSSW, LLC (CSSW) and (ii) Series A-2 units in First Wind. The Company ascribed value to the loan and the Series A-2 Units based on their relative fair values at the time of the transaction. As such, approximately $24.3 million was allocated to the Series A-2 Units and approximately $90.7 million was allocated to the loan. In April 2010, the Company received an additional $15 million under the CSSW Loan for achieving commercial operation of Stetson II. On June 15, 2012, the Company repaid the outstanding balance of the CSSW Loan in the amount of $155.1 million with proceeds from the Northeast Wind Capital II Term Loan (as defined below) and from the sale of 20

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements subsidiary interests to NE Wind Holdings. The unamortized discount was written off in the amount of $16.1 million and a $23.3 million loss was recognized in the amount of the call premium paid. This loss on the early extinguishment of debt is included in other expenses in the accompanying consolidated statements of operations. Stetson Holdings Term Loan. On December 22, 2009, Stetson I, entered into a construction and term loan facility (Stetson Holdings Term Loan) for $116.3 million with BNP Paribas and HSH. This loan provided a $71 million construction-term loan for both Stetson I and Stetson II, as well as an additional $18.6 million construction loan for Stetson II. In addition, a letter of credit facility of $26.7 million was provided. The letter of credit is subject to a commitment fee equal to 1.0% biannually of the daily average unutilized commitment. Interest is payable semi- annually at LIBOR plus 3.25% for the first three years and then increasing to LIBOR plus 3.50%. As of December 31, 2012, the outstanding balance on the letter of credit facility was $17.9 million and the related interest rate was 3.25%. The Stetson Holdings Loan is secured by a pledge of Stetson Wind Holdings Company, LLC’s interests in Stetson I and its subsidiary and all the assets of both Stetson I and Stetson II. On November 14, 2013, the Company repaid the outstanding balance of the Stetson Holdings Term Loan in the amount of $40.6 million with proceeds from the Northeast Wind Capital II Term Loan B (as defined below). A write-off of deferred financing costs in the amount of $1.8 million and a loss related to the termination of the interest rate swap of $0.7 million were recognized as a result of this transaction. These items related to the early extinguishment of debt are included in other expenses in the accompanying consolidated statements of operations. First Wind LC Facility. On March 23, 2010, First Wind Utah Holdings, LLC (First Wind Utah Holdings), an indirect subsidiary, entered into a $50 million letter of credit facility (First Wind LC Facility) with The Royal Bank of Scotland Plc as administrative agent and fronting bank; RBS Securities Inc. as arranger and joint bookrunner and affiliates of Credit Suisse, Deutsche Bank, Goldman Sachs, and Morgan Stanley as joint bookrunners. On May 20, 2011, simultaneously with the issuance of the First Wind Capital Notes, a subsidiary of the Company amended the First Wind LC Facility to expand the capacity to $65 million. In October 2011, the availability under the First Wind LC Facility was increased to $75 million. The First Wind LC Facility was scheduled to expire and letters of credit were scheduled to mature on May 20, 2014. On July 25, 2013, First Wind Utah Holdings agreed to extend the facility, $50 million of which may now be used as a revolving loan (First Wind Revolving Loan). Availability under the First Wind Revolving Loan is subject to limitations based on total letters of credit outstanding. BNP Paribas serves as fronting bank, collateral agent, administrative agent, arranger and bookrunner while Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. serve as joint bookrunners. Onewest Bank, FSB serves as the depositary and joined the facility as a bookrunner in August 2013. The maturity date of the facility is July 24, 2016. The First Wind LC Facility is guaranteed by First Wind, First Wind Portfolio, LLC (First Wind Portfolio), First Wind Capital, LLC (First Wind Capital), and First Wind Utah Portfolio, LLC (First Wind Utah Portfolio). The First Wind LC Facility is subject to a letter of credit fee of 4.25% per annum on issued letters of credit and a 1.00% per annum commitment fee on the undrawn balance of the facility, which is payable quarterly. The First Wind LC Facility is secured by First Wind Utah Portfolio’s membership interests in First Wind Utah Holdings and Milford Wind Corridor, LLC and subsidiaries. The First Wind LC Facility contains covenants with respect to reporting requirements and limitations on permitted indebtedness, permitted liens and investments, and member distributions. As of December 31, 2012 and 2013, the issued letters of credit totaled $25.5 million and $29.8 million, respectively. As of December 31, 2013, availability under the First Wind Revolving Loan was $45.2 million and no amount on this loan had been drawn. Kahuku Term Loan. On July 26, 2010, the Company, through Kahuku, an indirect subsidiary, entered into a $117.3 million construction and term loan facility (Kahuku Term Loan) guaranteed by the U.S. Department of Energy (DOE). The loan is secured by the Kahuku project and all of its assets. The DOE also has a $10 million guarantee from First Wind. Principal repayment began in March 2012 and the Kahuku Term Loan matures in June 2028. Interest accrues at a rate per annum on the unpaid principal balance with the interest rates set on the dates of each loan advance. On February 9, 2012, the Company received the proceeds from an ARRA grant in the amount of $35.2 million. In March 2012, the Company repaid $28.9 million of the Kahuku Term Loan with proceeds from the ARRA grant. 21

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements Huron Holdings Term Loan. On November 22, 2010, the Company, through Huron Holdings, LLC, an indirect subsidiary, entered into a combination bridge and term loan with HSH, as lead arranger and the lenders parties thereto (Huron Holdings Term Loan). The bridge loan totaled $12 million and a letter of credit facility was issued for $3.5 million (Huron Holdings LC). On January 31, 2012, the Company satisfied the term conversion conditions of the Huron Holdings Term Loan, which provided for an additional $4 million in borrowings and increased the Huron Holdings LC to $8 million. The Huron Holdings Term Loan is secured by a pledge of Huron Holdings’ interest in Steel Winds I and Steel Winds II, as well as by the assets of Huron Holdings and its subsidiaries. Interest on the Huron Holdings Term Loan is paid semi-annually at a rate of LIBOR plus 4.5%. The Huron Holdings Term Loan matures on November 22, 2015. The Huron Holdings LC is subject to a semi-annual LC commitment fee of 1.5% of the average available balance for such period. As of December 31, 2012, the outstanding balance on the Huron Holdings LC was $1.9 million. On November 14, 2013, the Company repaid the outstanding balance of the Huron Holdings Term Loan in the amount of $13.4 million with proceeds from the Northeast Wind Capital II Term Loan B (as defined below). A write-off of deferred financing costs in the amount of $1.2 million and a loss related to the termination of the interest rate swap of $0.2 million were recognized as a result of this transaction. These items related to the early extinguishment of debt are included in other expenses in the accompanying consolidated statements of operations. Rollins Term Loan. On December 3, 2010, the Company, through Rollins, an indirect subsidiary, entered into an $87 million construction loan facility with Nord/LB and Keybank National Association (KeyBank) as joint lead arranger and joint bookrunner and the lenders parties thereto. On January 18, 2012, the Company repaid $53.2 million of the construction loan with proceeds from the ARRA grant program. The remaining portion of the loan was repaid and converted into a $25 million term loan with KeyBank (Rollins Term Loan). The Rollins Term Loan is secured by the assets of the Rollins project. Interest is payable quarterly at LIBOR plus an applicable margin ranging from 2.50% to 2.75%, as defined in the financing agreement. The Rollins Term Loan matures on January 18, 2019. In addition, a letter of credit facility in the amount of $21 million was provided (Rollins LC Facility). The Rollins LC Facility is subject to a quarterly letter of credit fee of 2.50% of the average stated amount of the letter of credit, and a commitment fee of 0.625% of the average available balance for such quarter. As of December 31, 2012, the outstanding balance of the Rollins LC was $21 million, which is the maximum available on the facility. On November 14, 2013, the Company repaid the outstanding balance of the Rollins Term Loan in the amount of $20.4 million with proceeds from the Northeast Wind Capital II Term Loan B (as defined below). A write-off of deferred financing costs in the amount of $0.3 million and a loss related to the termination of the interest rate swap of $0.1 million were recognized as a result of this transaction. These items related to the early extinguishment of debt are included in other expenses in the accompanying consolidated statements of operations. Sheffield Term Loan. On December 23, 2010, the Company, through Sheffield Holdings, LLC (Sheffield Holdings), an indirect subsidiary, entered into a $71.3 million construction loan with KeyBank as Arranger and the lenders parties thereto. On October 27, 2011, the Company satisfied the term conversion conditions of the loan and repaid $44.3 million of the outstanding balance with tax equity transaction proceeds and the remainder was converted into a $13 million term loan facility (Sheffield Term Loan). The Sheffield Term Loan is secured by a pledge of Sheffield Holdings’ interest in Sheffield, as well as by the assets of Sheffield Holdings in its subsidiaries. The Sheffield Term Loan was scheduled to mature on October 31, 2015. In addition, a letter of credit facility was issued for $1.5 million (Sheffield LC Facility) and the related interest rate was 3.50% at December 31, 2012. On May 31, 2013, Sheffield entered into an agreement with KeyBank which amended the financing agreement entered into by Sheffield Holdings. On this date, the outstanding balance of $6.9 million was repaid and the term loan facility was increased to $22.1 million. In addition, under the amended and restated agreement, Sheffield replaced Sheffield Holdings as the borrower. The maturity date was extended to December 31, 2021. Interest is payable quarterly at LIBOR plus 2.75% through year 3, 3.00% during years 4-6, and 3.25% thereafter. On November 14, 2013, the Company repaid the outstanding balance of the Sheffield Term Loan in the amount of $21.4 million with proceeds from the Northeast Wind Capital II Term Loan B (as defined below). A write-off of deferred financing costs in the amount of $1.1 million and a loss related to the termination of the interest rate swap 22

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements of $0.1 million were recognized as a result of this transaction. These items related to the early extinguishment of debt are included in other expenses in the accompanying consolidated statements of operations. First Wind Capital Notes. On May 20, 2011, the Company, through First Wind Capital, an indirect subsidiary, executed a $200 million bond offering (First Wind Capital Notes) with joint book running managers Credit Suisse, Deutsche Bank Securities, Goldman, Sachs & Co and Royal Bank of Scotland. The First Wind Capital Notes mature on June 1, 2018, and bear interest at a rate of 10.25% per annum, payable semiannually in arrears commencing December 1, 2011. The notes are guaranteed by the Company and First Wind Portfolio, and secured by a first priority pledge of the capital stock of First Wind Capital’s ownership interest in certain of its direct subsidiaries and first priority security interest in reserve accounts for capital expenditures and debt service. The First Wind Capital Notes rank pari passu in right of payment with any existing and future senior indebtedness of First Wind Capital. At any time prior to June 1, 2014, First Wind Capital may redeem up to 35% of the outstanding aggregate principal amount of First Wind Capital Notes at a redemption price equal to 110.25% of the principal amount of the notes redeemed with cash proceeds from an equity offering, provided at least 65% of the aggregate principal of the notes issued remain outstanding. Also at any time throughout the term of the notes, First Wind Capital may redeem all or part of the First Wind Capital Notes at various premiums that ratably decline to a 100% redemption price as of June 14, 2017. The Company repurchased $26.3 million and $18 million of the First Wind Capital Notes during the years ended December 31, 2012 and 2013, respectively. The First Wind Capital Notes contain covenants with respect to reporting requirements and limitations on permitted indebtedness, permitted liens and investments, and member distributions. A default by a subsidiary of First Wind Capital or on any other future indebtedness in excess of $50 million would generate a default on the First Wind Capital Notes. KWP II Term Loan. On November 21, 2011 the Company, through KWP II, an indirect subsidiary, entered into a construction and term loan facility with KeyBank and Union Bank. On July 31, 2012, the Company satisfied the term conversion conditions and the outstanding principal was converted to a term loan facility (KWP II Term Loan) and additional borrowings were provided in the aggregate amount of $47.8 million, which is the maximum term loan commitment. The KWP II Term Loan matures on July 31, 2018. The loan is secured by KWP II and all of its assets. Interest is payable quarterly at a rate of LIBOR plus an applicable margin of 3.00% through year 4 and 3.25% thereafter. In addition, a letter of credit facility of $6.1 million was provided (KWP II LC Facility). The KWP II LC Facility is subject to a quarterly letter of credit fee of 3.00% and a commitment fee of 0.625% of the average available balance for such quarter. As of December 31, 2012 and 2013, the outstanding balance of the KWP II LC Facility was $6.1 million and $5.7 million, respectively. Hawaiian Island Holdings Loan. On November 21, 2011, the Company through Hawaiian Island Holdings, LLC, an indirect subsidiary, entered into a $25 million secured promissory note with KeyBank as arranger (Hawaiian Island Holdings Loan). The note is guaranteed by First Wind and First Wind Capital. The Hawaiian Island Holdings Loan is scheduled to mature on November 19, 2015. The Company is required to make principal payments in the amount of $5 million prior to June 30, 2015 so that the outstanding balance at that date is no greater than $15.6 million. Interest is payable quarterly and at the maturity date at LIBOR plus an applicable margin of 8.00%. Palouse Construction Loan and Palouse ARRA Grant Bridge Loan. On December 15, 2011, the Company, through Palouse, an indirect subsidiary, entered into a financing agreement for a $119.1 million construction and term loan facility (Palouse Construction Loan), a $51.8 million ARRA grant bridge loan (Palouse ARRA Grant Bridge Loan), and a $39.9 million letter of credit facility (Palouse LC Facility) with KeyBank. The loans are secured by Palouse and all of its assets. Interest on the Palouse Construction Loan is payable quarterly at LIBOR plus a per annum of 2.75%. On March 13, 2013, the Palouse ARRA Grant Bridge Loan was paid using the ARRA grant proceeds received on March 8, 2013. On March 20, 2013, the Company satisfied the term conversion conditions of the Palouse Construction Loan and converted the outstanding balance of $119.1 million to a term loan maturing on March 20, 2023 (Palouse Term Loan). On December 17, 2013, the Palouse Term Loan was amended and the interest rate was reduced. Interest on the Palouse Term Loan is payable quarterly at LIBOR plus 2.25% during years 1-4, 2.50% during years 5-8, and 2.75% thereafter. The Palouse LC Facility is subject to a quarterly unutilized commitment fee of 0.75%. As of December 31, 2012 and 2013, the outstanding balance on the Palouse LC Facility was $30 million and $39.9 million, respectively. 23

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements First Wind Pacific Holdings Loan. On December 22, 2011, First Wind Pacific Holdings, LLC, and indirect subsidiary, entered into a secured promissory note with KeyBank, as lender, in the amount of $30 million (First Wind Pacific Holdings Loan). On March 1, 2012, the Company paid the lender a duration fee of $0.6 million as required under the note. The Company repaid the outstanding balance of $30 million on June 15, 2012 with proceeds from the sale of subsidiary interests to NE Wind Holdings. Kawailoa Term Loan and Kawailoa ARRA Grant Bridge Loan. On March 20, 2012, the Company, through Kawailoa, an indirect subsidiary, entered into a financing agreement that includes a construction and term loan facility, ARRA grant bridge loan (Kawailoa ARRA Grant Bridge Loan) and a commitment to provide up to $16.2 million in letters of credit (Kawailoa LC Facility) with Union Bank as administrative agent and lead arranger and the lenders parties thereto. The loans are secured by Kawailoa and all of its assets. On November 29, 2012, the Company satisfied the term conversion conditions and converted the outstanding balance of the construction loan to a term loan in the amount of $167.7 million (Kawailoa Term Loan) and increased the Kawailoa LC Facility to $16.5 million. The Kawailoa Term Loan matures on November 29, 2022. Interest is payable quarterly at LIBOR plus 2.75% during years 1-3, 3.125% during years 4-7, and 3.625% thereafter. As of December 31, 2012, the outstanding balance of the Kawailoa LC Facility was $16.5 million, which is the maximum available. On March 13, 2013, the Kawailoa ARRA Grant Bridge Loan was paid using the ARRA grant proceeds received on March 8, 2013. Bull Hill Financing. On April 20, 2012, the Company entered into a construction financing agreement including a construction loan, an ARRA grant bridge loan and a letter of credit facility. Union Bank served as Project LC Issuing Bank, Administrative Agent and Collateral Agent for the Secured Parties. On November 21, 2012, the Company sold substantially all of Bull Hill’s property, plant and equipment to a financial institution and simultaneously entered into a long-term lease with that financial institution for the use of the assets. The Company received proceeds in the amount of $95.2 million from the execution of the sale-leaseback transaction. These proceeds were used to the pay the outstanding obligation under the financing agreement with Union Bank in the amount of $67.7 million and to make an initial lease payment in the amount of $22.9 million. In 2013, a payment to Union Bank was made in the amount of $7.8 million that resulted from a purchase price adjustment and is reflected in the carrying value of debt on the accompanying consolidated balance sheets. As per the terms of the agreement, the Company will continue to operate the wind energy project and has the option to extend the lease or repurchase the assets sold at the end of the lease term. The Company has recorded its obligations under the lease as debt on the consolidated balance sheets. In addition, a letter of credit facility was provided in the amount of $5.9 million by Bankers Commercial Corporation (Bull Hill LC Facility). The Bull Hill LC Facility is subject to quarterly LC fees of 2.50% from lease commencement through year 5, and 2.75% thereafter. As of December 31, 2012 and 2013, the outstanding balance on the Bull Hill LC facility was $5.4 million and $5.6 million, respectively. Northeast Wind Capital II Term Loan. On June 15, 2012, the Company, through Northeast Wind Capital II, LLC (NE Wind Capital II), an indirect subsidiary, entered into a secured term loan in the aggregate principal amount of $150 million with NE Wind Holdings (Northeast Wind Capital II Term Loan). The Northeast Wind Capital II Term Loan is secured by a pledge of NE Wind Partners II’s membership interests in NE Wind Capital II and subsidiaries. The proceeds of this loan were used to extinguish the CSSW Loan. Interest accrues at a fixed rate of 8% and is payable semi-annually. On November 14, 2013, the Company repaid the outstanding balance of the Northeast Wind Capital II Term Loan in the amount of $150 million with proceeds from the Northeast Wind Capital II Term Loan B (as defined below). Northeast Wind Capital II Term Loan B. On November 14, 2013, the Company through NE Wind Capital II, entered into a credit agreement with Morgan Stanley Senior Funding, Inc., BNP Paribas, CIT Finance, LLC, Goldman Sachs Bank USA, Industrial and Commercial Bank of China Limited, New York, Keybank National Association, and Union Bank, N.A., as joint lead arrangers and joint bookrunners (Northeast Wind Capital II Term Loan B). Proceeds from the Northeast Wind Capital II Term Loan B, in the amount of $320 million, net of a 1% 24

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

discount, were used to pay the then outstanding balances of the Northeast Wind Capital II Term Loan, Maine Wind Term Loan, New York Wind Term Loan, Stetson Holdings Term Loan, Huron Holdings Term Loan, Rollins Term Loan and Sheffield Term Loan. The effective interest rate of the Northeast Wind Capital II Term Loan B is 7.348% and it is scheduled to mature on November 14, 2020. Principal and interest payments are made quarterly at a rate equal to a base rate plus an applicable margin. In addition, the credit agreement provides for letter of credit facilities totaling $80 million during the first ninety days of the agreement which will reduce to $75 million thereafter (Northeast Wind Capital II LC). Letter of credit fees of 4.0% for issued letters of credit and commitment fees of 0.75% on the undrawn balance of the facilities will be payable quarterly. As of December 31, 2013, the outstanding balance on the Northeast Wind Capital II LC was $69.3 million.

Mass Solar Construction Loan. On August 22, 2013, the Company, through its subsidiary Mass Solar 1, entered into a financing agreement for a $27 million construction and term loan facility (Mass Solar Construction Loan), a $20.2 million tax equity grant bridge loan (Mass Solar TE Bridge Loan), a $2 million working capital loan (Mass Solar Working Capital Loan), and a $3.4 million letter of credit facility (Mass Solar LC Facility). The Mass Solar Construction loan is scheduled to mature on July 31, 2014, but the Company has the option to convert the construction loan facility to a term loan facility before that date upon achieving all necessary conditions including substantial completion of the solar energy project as defined in the agreement. The amount of the term conversion shall not exceed the lesser of $27 million or the highest principal balance that would allow certain minimum debt service coverage ratios to be met throughout the term of the loan. Construction loan amounts borrowed in excess of the final term conversion amount calculated would have to be repaid before term conversion. Interest on the Mass Solar Construction Loan is payable quarterly at LIBOR plus an applicable margin of 3.50%. The Mass Solar TE Bridge Loan is scheduled to mature at the earlier of the day after the receipt of proceeds from Firstar's final funding or the term conversion date of the Mass Solar Construction Loan. As of December 31, 2013, $19.4 million was available for borrowing under the Mass Solar Construction Loan. Interest on the Mass Solar TE Bridge Loan is payable quarterly at LIBOR plus an applicable margin of 3.50%. Upon term conversion of the construction loan facility, the Company will be able to draw on the Mass Solar Working Capital Loan. As of December 31, 2013, the Company had not drawn on the Mass Solar TE Bridge Loan or the Mass Solar LC Facility. Each facility is subject to a quarterly unutilized commitment fee of 0.75% during its availability period.

Route 66 Construction Loan. On February 11, 2014, the Company, through its subsidiary, Route 66, entered into a $203.5 million construction loan financing agreement (Route 66 Construction Loan). Interest will be payable quarterly on drawn amounts at a variable rate calculated as per the terms of the agreement, generally a base rate, such as LIBOR, plus an applicable margin of 1.0% to 2.0%. The Route 66 Construction Loan will mature no later than three months after substantial completion of the project or earlier upon the receipt of funds expected to be received under a tax equity agreement and a back-leverage financing agreement entered into simultaneously with this construction loan. In addition, the agreement provides for a $2.2 million letter of credit. Letter of credit fees of 2.0% for issued letters of credit and commitment fees of 0.80% on the undrawn balance of the facilities will be payable quarterly.

Aggregate Debt Repayments

The Company's estimated aggregate debt repayments as of December 31, 2013 for the next five years and thereafter are as follows (in thousands):

2014	$	12,552
2015		28,140
2016		14,087
2017		14,982
2018		52,109
Thereafter		671,891
	$	793,761

25

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 7 —DERIVATIVE FINANCIAL INSTRUMENTS

As discussed in Note 3, in the normal course of business, the Company employs a variety of financial instruments to manage its exposure to fluctuations in interest rates and energy commodities. The Company does not apply hedge accounting to these instruments and records changes in fair value related to derivative financial instruments in the consolidated statements of operations. The following tables reflect the amounts that are recorded in the Company's consolidated balance sheets as of December 31, 2012 and 2013 (in thousands):

	December 31, 2012			December 31, 2013		
	Interest Rate Derivatives	Commodity Derivatives	Total	Interest Rate Derivatives	Commodity Derivatives	Total
Balance Sheet:						
Assets						
Derivative assets	$ -	$ 11,913	$ 11,913	$ -	$ 7,557	$ 7,557
Long-term derivative assets	-	52,643	52,643	8,956	41,032	49,988
Total assets	$ -	$ 64,556	$ 64,556	$ 8,956	$ 48,589	$ 57,545
Liabilities						
Derivative liabilities	$ 8,593	$ 4,722	$ 13,315	$ 2,592	$ -	$ 2,592
Long-term derivative liabilities	24,475	-	24,475	15	-	15
Total liabilities	$ 33,068	$ 4,722	$ 37,790	$ 2,607	$ -	$ 2,607

The following tables reflect the amounts that are recorded in the Company's consolidated statements of operations for the years ended December 31, 2011, 2012 and 2013 related to derivative financial instruments (in thousands):

	Year Ended December 31, 2011			Year Ended December 31, 2012			Year Ended December 31, 2013		
Statement of Operations:	Interest Rate Derivatives	Commodity Derivatives	Total	Interest Rate Derivatives	Commodity Derivatives	Total	Interest Rate Derivatives	Commodity Derivatives	Total
Revenues:									
Risk management activities related to operating projects									
Net cash settlements	$ -	$ 7,688	$ 7,688	$ -	$ 10,576	$ 10,576	$ -	$ 5,656	$ 5,656
Fair value changes	-	12,099	12,099	-	4,978	4,978	-	(11,246)	(11,246)
	-	19,787	19,787	-	15,554	15,554	-	(5,590)	(5,590)
Other income (expenses):									
Fair value changes	(8,138)	-	(8,138)	(20,701)	-	(20,701)	20,678	-	20,678
Interest expense, net of capitalized interest:									
Net cash settlements	(2,658)	-	(2,658)	(3,550)	-	(3,550)	(6,099)	-	(6,099)
Net income (loss)	$ (10,796)	$ 19,787	$ 8,991	$ (24,251)	$ 15,554	$ (8,697)	$ 14,579	$ (5,590)	$ 8,989

26

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Interest Rate Swap and Cap Agreements

The Company is subject to market risks from changes in interest rates. The Company regularly assesses these risks and has established business strategies regarding the use of derivative instruments to protect against adverse effects. Under interest rate swap agreements, the Company may agree to swap, at specified intervals, contractually stated fixed rates for the variable rates implicit in its debt financing agreements, based on agreed-upon notional amounts. Under interest rate cap agreements, the Company settles the difference, if positive or negative, between the underlying variable rates and contractually specified cap rates, based on agreed-upon notional amounts.

Commodity Swap Agreements

The Company enters into long-term cash settled swap agreements to hedge commodity price variability inherent in electricity sales arrangements. If the Company sells the electricity into an independent system operator (ISO) market and there is no PPA available, the Company may enter into a commodity swap to stabilize all or a portion of the Company's estimated revenue stream. These price swap agreements involve periodic settlements for specified quantities of electricity based on a fixed price and are obligated to pay the counterparty market price for the same quantities of electricity.

As of December 31, 2012 and 2013, the Company was a party to the following derivative contracts (in thousands, except notional amounts):

						December 31, 2012			
	Underlying	Current or Remaining Notional Amount	Units	Periodic Settlement	Expiration	Derivative Assets	Derivative Liabilities	Long-term Derivative Assets	Long-term Derivative Liabilities
Commodity Derivatives:									
Project:									
Cohocton	NYISO Zone C Real-Time Power	1,676,986	MWH	Monthly	2020	$ 5,043	$ -	$ 16,196	$ -
Stetson I & II	ISO-NE Mass Hub Real-Time Power	872,497	MWH	Monthly	2019	5,812	-	32,981	-
Steel Winds I & II	NYISO Zone A Real-Time Power	543,865	MWH	Monthly	2019	1,058	-	3,466	-
KWP I	NYMEX WTI Front Month Crude Oil	73,659	BBL	Quarterly	2013	-	4,722	-	-
Interest Rate Derivatives:									
Entity:									
New York Wind	3-Month LIBOR	$ 43,661,368	USD	Quarterly	2020	-	827	-	1,553
Stetson I	6-Month LIBOR	$ 32,761,632	USD	Semiannual	2014-2016	-	1,426	-	3,771
Huron Holdings	6-Month LIBOR	$ 14,029,925	USD	Semiannual	2020	-	193	-	307
Maine Wind Partners	3-Month LIBOR	$ 6,051,000	USD	Quarterly	2017	-	280	-	683
Sheffield Holdings	3-Month LIBOR	$ 7,694,408	USD	Quarterly	2015	-	96	-	58
Palouse	6-Month LIBOR	$ 89,325,000	USD	Semiannual	2034	-	1,620	-	5,172
Rollins	3-Month LIBOR	$ 21,720,071	USD	Quarterly	2029	-	268	-	756
KWP II	3-Month LIBOR	$ 42,925,969	USD	Quarterly	2030	-	543	-	1,678
Kawailoa	3-Month LIBOR	$ 142,522,690	USD	Quarterly	2030	-	3,340	-	10,497
						$ 11,913	$ 13,315	$ 52,643	$ 24,475

27

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	Underlying		Current or Remaining Notional Amount	Units	Periodic Settlement	Expiration	December 31, 2013 Derivative Assets	Derivative Liabilities	Long-term Derivative Assets	Long-term Derivative Liabilities
Commodity Derivatives:										
Project:										
Cohocton	NYISO Zone C Real-Time Power		1,465,793	MWH	Monthly	2020	$ 4,288	$ -	$ 14,786	$ -
Stetson I & II	ISO-NE Mass Hub Real-Time Power		738,852	MWH	Monthly	2019	2,593	-	22,909	-
Steel Winds I & II	NYISO Zone A Real-Time Power		466,170	MWH	Monthly	2019	676	-	3,337	-
Interest Rate Derivatives:										
Entity:										
Palouse	6-Month LIBOR	$	118,787,505	USD	Semiannual	2034	-	1,947	6,838	-
KWP II	3-Month LIBOR	$	41,480,970	USD	Quarterly	2030	-	573	2,118	-
Mass Solar 1	3-Month LIBOR	$	13,503,028	USD	Quarterly	2023	-	72	-	15
							$ 7,557	$ 2,592	$ 49,988	$ 15

As a result of not applying hedge accounting to its derivative contracts, the Company has reported non-cash gains of $4 million, non-cash losses of $15.7 million and non-cash gains of $9.4 million related to marking the values of its derivative contracts to market for the years ended December 31, 2011, 2012 and 2013, respectively. These gains and losses were a result of fluctuations in the underlying forward electricity and oil prices for which the commodity price swap contracts are intended to economically hedge, and changes in underlying interest rates for which the interest rate derivative contracts are intended to economically hedge.

As of December 31, 2013, the Company has posted letters of credit in the amount of $1.5 million as collateral related to certain commodity swaps. Certain of the Company's derivative contracts contain provisions providing the counterparties a lien on specific assets as collateral. The Company has no credit risk-related contingent features within all derivatives that affect the Company's derivative portfolio as of December 31, 2013.

In January 2014, the Company entered into swap agreements that are intended to hedge against the future variable interest rate payments expected to be made on the Northeast Wind Capital II Term Loan B. The swap agreements hedge 95% of the expected balances for the entire 7 year term of the debt.

NOTE 8 —ASSET RETIREMENT OBLIGATIONS

The following table presents a reconciliation of the beginning and ending aggregate carrying amounts of AROs for the year ended December 31, 2013 (in thousands):

Balance at January 1, 2013	$ 17,794
Additions—incurred during the year	424
Accretion	1,532
Sale of Kawailoa	(1,003)
Revisions in estimated cash flows	(533)
Balance at December 31, 2013	$ 18,214

28

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In 2013, additional AROs relating to Kawailoa of $0.4 million were recognized while KWP II's ARO estimate was reduced by $0.5 million.

Accretion expense is included in depreciation and amortization on the accompanying consolidated statements of operations. The Company records assets related to AROs in property, plant and equipment.

NOTE 9 —FAIR VALUE MEASUREMENTS

The Company holds interest rate and commodity price swaps that are carried at fair value. The Company determines fair value based upon quoted prices when available or through the use of alternative approaches when market quotes are not readily accessible or available.

Valuation techniques for fair value are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company's best estimate, considering all relevant information. These valuation techniques involve some level of management estimation and judgment. The valuation process to determine fair value also includes making appropriate adjustments to the valuation model outputs to consider risk factors. The fair value hierarchy of the Company's inputs used to measure the fair value of assets and liabilities during the current period consists of three levels:

- Level 1—Quoted prices for *identical* instruments in active markets.
- Level 2—Quoted prices for *similar* instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
- Level 3—Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are *unobservable.*

If inputs used to measure an asset or liability fall within different levels of the hierarchy, the categorization is based on the least observable input that is significant to the fair value measurement of the asset or liability. The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

In accordance with the fair value hierarchy described above, the following table shows the fair value of the Company's financial assets and liabilities that are required to be measured at fair value as of December 31, 2012 and 2013 (in thousands):

	December 31, 2012				December 31, 2013			
	Fair Value Measurements Using				Fair Value Measurements Using			
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Assets:								
Interest rate derivatives	$ -	$ -	$ -	$ -	$ -	$ 8,956	$ -	$ 8,956
Commodity price swap derivatives	-	-	64,556	64,556	-	29,515	19,074	48,589
	$ -	$ -	$ 64,556	$ 64,556	$ -	$ 38,471	$ 19,074	$ 57,545
Liabilities:								
Interest rate derivatives	$ -	$ 33,068	$ -	$ 33,068	$ -	$ 2,607	$ -	$ 2,607
Commodity price swap derivatives	-	4,722	-	4,722	-	-	-	-
	$ -	$ 37,790	$ -	$ 37,790	$ -	$ 2,607	$ -	$ 2,607

29

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements The following table sets forth a reconciliation of changes in the fair value of derivative instruments classified as Level 3 in the fair value hierarchy for the year ended December 31, 2013 (in thousands): Balance as of January 1, 2013 ............................................................................... $ 64,556 Net loss included in earnings ............................................................................. (2,165) Transfers out of Level 3 ..................................................................................... (43,317) Balance as of December 31, 2013 ......................................................................... $ 19,074 Changes in unrealized gains relating to derivatives still held as of December 31, 2013 ............................................................................................ $ 2,878 Transfers out of Level 3 include derivatives that previously required unobservable electricity forward prices to calculate fair value. These derivatives are presented as Level 2 assets now that a change in the source of power price quotes have allowed for availability of prices throughout the remaining contract term of these derivatives. For all derivatives, the Company has created internal valuation models to estimate the fair value, using observable data to the extent available. At each quarter-end, the models are generally prepared and reviewed by employees who manage the commodity and interest rate risks, and are then reviewed for reasonableness independently of those employees. The valuation models use the income approach, which consists of forecasting future cash flows based on contractual notional amounts and prices as well as applicable and available market data as of the valuation date. Those cash flows are then discounted using the relevant benchmark interest rate (such as LIBOR) and are further adjusted to reflect credit or nonperformance risk. This risk is estimated by the Company using credit spreads and risk premiums that are observable in the market, whenever possible. The Company's methodology to fair value its derivatives is to start with any observable inputs; however, in certain instances the published forward rates or prices may not extend through the remaining term of the contract and management must make assumptions to extrapolate the curve, which necessitates the use of unobservable inputs. Assets and liabilities are classified as Level 3 when the use of unobservable inputs becomes significant. The following table summarizes the significant unobservable inputs used for the Level 3 derivative assets at December 31, 2013 (in thousands, except range): Type of Derivative Fair Value Unobservable Input Range Commodity derivatives ......... $ 19,074 Electricity forward price ($/MWh) $ 33.94 - 45.13 NOTE 10 —INCOME TAXES The provision for income taxes is comprised of the following for the years ended December 31, 2012 and 2013 (in thousands): 2012 2013 Current federal ........................................................................ $ 23 $ - Current state ............................................................................ 21 - Total current ....................................................................... 44 - Deferred federal....................................................................... - - Deferred state .......................................................................... - - Total deferred ..................................................................... - - Provision for income taxes ...................................................... $ 44 $ - 30

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

A reconciliation of the federal statutory rate to the Company's effective tax rate for the years ended December 31, 2012 and 2013 is as follows (in thousands, except percentages):

	2012		2013	
Provision for (benefit from) income taxes at federal statutory rate	$ (92,059)	34.0 %	$ 29,085	34.0 %
Provision for (benefit from) state income taxes, net of federal benefit	(5,479)	2.0 %	2,292	2.7 %
Partnership income (loss) not subject to income taxes	53,313	(19.7)%	(5,392)	(6.3)%
Return to provision adjustments	136	(0.1)%	(129)	(0.2)%
Tax credits	-	- %	(34,601)	(40.5)%
Adjustment of deferred balances	12,796	(5.1)%	(1,788)	(2.1)%
Permanent items	188	(0.1)%	53	0.1 %
Change in valuation allowance	31,149	(11.5)%	10,480	12.3 %
	$ 44	- %	$ -	- %

Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company's deferred tax assets and liabilities as of December 31, 2012 and 2013 are as follows (in thousands):

	2012	2013
Deferred tax assets:		
Noncurrent:		
Capitalized interest	$ 2,913	$ 2,934
Fixed assets	10,457	927
Net operating loss carryforwards	102,641	105,718
Tax credits	-	40,989
Unrealized loss on derivatives	-	277
Deferred sale-leaseback gain	3,102	-
ARO accretion expense	12	-
Subtotal	119,125	150,845
Valuation allowance	(109,654)	(128,772)
Net noncurrent deferred tax assets	$ 9,471	$ 22,073
Deferred tax liabilities:		
Noncurrent:		
Deferred installment sale gain	$ 4,113	$ -
Unrealized gain on derivatives	551	-
Outside basis in partnership investment	4,807	22,073
Total noncurrent deferred tax liabilities	9,471	22,073
Net deferred tax liability	$ -	$ -

During 2011, the Company filed entity classification elections for certain of its affiliated entities. The entity classification election was filed to change the tax classification of the entity from a pass-through entity not subject to direct taxation to an entity subject to the corporate income tax. At the time of each entity's classification election, a deferred tax asset was established for the difference in carrying value of the entity's assets and liabilities. The Company has established valuation allowances against its deferred tax assets because management believes that,

31

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements after considering all of the available objective evidence, both historical and prospective, the realization of the deferred tax assets is not “more likely than not”. As of December 31, 2012 and 2013, the Company has federal and state net operating loss carryforwards (NOLs) of approximately $263.5 million and $277.5 million, respectively, for tax purposes, which will be available to offset future taxable income at the operating subsidiary that generated this NOL. If not utilized, these carryforwards will begin to expire in 2030. As of December 31, 2013, the Company has Federal and State tax credits of $33.4 million and $7.6 million, respectively, for tax purposes, which will be available to offset future taxable income at the operating subsidiary that generated the credit. If not utilized, these credit carryforwards will begin to expire in 2032. Realization of the future tax benefits is dependent on many factors, including the Company’s ability to generate taxable income within the net operating loss carryforward period. Under the provisions of the Internal Revenue Code, certain substantial changes in the Company’s ownership, including a sale of the Company or significant changes in ownership due to sales of equity, may have limited, or may limit in the future, the amount of NOLs, which could be used annually to offset future taxable income. Tax Contingencies The Company is subject to income taxes on subsidiaries for which entity classification elections have been made. Significant judgment is required in evaluating the Company's tax positions and in determining the Company's provision for income taxes. In the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. The Company is currently under audit in the state of Hawaii. As of December 31, 2013, the Hawaii Department of Taxation has proposed significant adjustments to the Company's Renewable Energy Technology Income Tax Credits. As a result of the proposed adjustments, the Company has established a reserve of $19.5 million against their state tax credit carryforward. A reconciliation of the amount of unrecognized tax benefits is as follows (in thousands): Balance at January 1, 2013 ...................................................................................... $ - Increases related to current year tax positions ..................................................... - Increases related to prior year tax positions ......................................................... 19,520 Decreases related to lapse of applicable statute of limitations ............................. - Decreases related to settlements with tax authorities ........................................... - Balance at December 31, 2013 ................................................................................ $ 19,520 At December 31, 2013 and 2012, there are no unrecognized tax benefits that, if recognized, would affect the annual effective tax rate. We have accrued no interest and penalties relating to unrecognized tax benefits for the years ending December 31, 2013 and December 31, 2012. NOTE 11 —CAPITAL Distribution Preferences and Voting Rights of Series A Units and Series B Units The amended and restated limited liability company agreement of First Wind (LLC Agreement) authorizes First Wind to issue Series A Units, Series B Units, Series C Units and Series D Units. Series B Units, Series C Units and Series D Units are collectively referred to hereafter as Profits Interests. In general, Series A Units have been issued to First Wind's sponsors and various lenders in return for capital contributions or concurrently with the issuance of debt and Profits Interests have been issued to members of management as compensation. Specific issuances of Series A Units and Profits Interests are described in more detail below in “—Series A Unit Issuances” and “—Profits Interests Issuances,” respectively. 32

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements Distributions and Allocations With respect to distributions of cash, the Profits Interests are generally subordinated to the Series A-1 and Series A-2 Units to the extent of the capital contributions increased annually by the preference rate of the holders of the Series A-1 and Series A-2 Units, then to the Series A Units to the extent of the capital contributions increased annually by the preference rate of the holders of the Series A Units, and then share pro rata with the Series A-1 Units, Series A-2 Units and Series A Units thereafter. Individual series of Profits Interests may be subordinated to the extent of previously issued Profits Interests' assigned threshold values and share pro rata with such previously issued Profits Interests and the remaining Series A Units thereafter. Profits and losses, for partnership tax purposes, are allocated to the Series A Units and Series B units in a manner such that, as nearly as practicable, the value of each series of units equals the amount such units would receive if the Company’s net assets were sold at book value and the remaining cash was distributed in accordance with the distribution procedures above. Individual series of Series B Units, however, share pro rata with the Series A Units and the other series of Series B Units only to the extent of their capital accounts. Once their capital accounts are reduced to zero, individual series of Series B Units cease to share in the allocations of losses. Voting Rights As of December 31, 2013, the LLC Agreement provided that the holders of the various series of First Wind's units have the right to designate members of the Company's board of managers as follows: • the holders of a majority of the Series A Units held by the D. E. Shaw group (and its transferees and successors) are entitled to designate two managers and each successor thereof; • the holders of a majority of the Series A Units held by Madison Dearborn Capital Partners IV, L.P. (Madison Dearborn) (and its transferees and successors) are entitled to designate two managers and each successor thereof; • the holders of a majority of the Profits Interests are entitled to designate two managers and each successor thereof; • UPC Wind Partners II, LLC is entitled to designate one manager and each successor thereof; and • The D. E. Shaw group and Madison Dearborn (together) are entitled to designate two managers that meet the criteria of Independent Directors and each successor thereof. Except as otherwise provided in the LLC Agreement, the affirmative vote of the holders of a majority of Series A Units is required for action to be taken by the members. Holders of Series A Units are entitled to act by written consent. In general, the holders of the Series B Units do not have voting rights. Any amendment to the LLC Agreement of First Wind that would adversely affect the holders of the Series B Units without so affecting the holders of all units, requires the approval of either (i) Paul Gaynor, if he is Chief Executive Officer at the time of such approval, or (ii) the holders of a majority of the vested Series B Units, voting together as a single class. The LLC Agreement contains provisions limiting its managing member's, members' and officers', and their respective affiliates', liability to First Wind and its unit holders. Series A Unit Issuances In 2009, First Wind issued 140 million Series A-1 Units to its members in exchange for $140 million of capital contributions and in satisfaction of obligations to certain members. In addition, First Wind issued 4.5 million A-1 Units to certain members in connection with certain wind energy projects' commencing commercial operations. In March 2010, First Wind paid $4.5 million to these members upon the remaining conditions for the payment having been met. In 2009, in connection with the CSSW Loan described in Note 6, First Wind issued approximately 44.9 million Series A-2 Units and allocated approximately $24.3 million of the proceeds from the transaction thereto. The Series A-2 Units have an initial preference of $0.39 per unit that increases ratably over the eight years subsequent to 33

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements their issuance such that, at the end of this period, their capital preference will be $1.00 per unit, which is identical to Series A and Series A-1 Units. Series A-1 Warrant On December 12, 2008, First Wind issued a warrant to purchase Series A-1 Units (HSH Warrant) to HSH in conjunction with the HSH Refinancing. The HSH Warrant entitled the holder to purchase 10 million Series A-1 Units at a price of $1.00 per unit. The number of units and the per unit price were subject to adjustment if First Wind (i) entitled its members to receive a distribution of units or other membership interests, (ii) effected a split or reverse split of its units or (iii) sold units to affiliates at a price lower than the $1.00 per unit strike price of the warrant. The HSH Warrant also contained a cashless exercise provision under which it could be exercised, in whole or in part, by the holder's tendering the right to receive the number of Series A-1 Units equivalent in fair value to the exercise price in lieu of cash. In 2011, the Company recorded a gain of $0.7 million related to the change in its estimate of the fair value of the warrants liability, which reduced the carrying value of the instrument to zero. The HSH Warrant was exercisable until the earlier of a Qualified Public Offering (as such term is defined in the LLC Agreement) or December 12, 2010. In accordance with the LLC Agreement, the exercise period of the HSH Warrant was extended to December 12, 2012, since neither a Qualified Public Offering nor issuance of Series A-1 Units to a party other than the existing members of First Wind at December 12, 2008 or HSH had occurred by December 12, 2010. The HSH Warrant expired unexercised on December 12, 2012. Series B Unit Issuances As of December 31, 2013, First Wind was authorized to issue up to 440,110 Series B Units. As of December 31, 2012 and 2013, First Wind had issued all 440,110 Series B Units. These units were generally used for employee compensation purposes and were granted by series at zero cost to the grantee. Employee Series B Unit awards generally cliff vest in three equal annual installments over a three-year term of continuous service, with accelerated vesting upon a change in control as defined in a Restricted Unit Agreement (RUA) which each grantee is required to execute. The terms of the RUA require the forfeiture of any unvested Series B Units upon a unit holder's separation of service from the Company. No unvested Series B Units were forfeited during 2012 and 2013. In 2011, substantially all outstanding Series B Units were repurchased or retired by the Company. Approximately 26.8 million vested Series B Units held by former employees of the Company were repurchased for approximately $0.6 million, and approximately 88.5 million vested and unvested Series B Units held by current employees of the Company were exchanged for Series C Units as further described below. Series C Unit Issuances As of December 31, 2013, First Wind was authorized to issue up to 165 million Series C Units and had issued approximately 150 million Series C Units at such date (net of forfeitures). These units are generally used for employee compensation purposes and are granted by series at zero cost to the grantee. In 2011, approximately 161 million Series C Units were granted to employees of the Company in exchange for the employee’s then-outstanding vested and unvested Series B Units. The Series C Units granted in this exchange vest under a formula based on the employee’s original B-Unit vesting schedule, and as of December 31, 2013, approximately 147.4 million of these Series C Units were vested. Apart from awards made pursuant to this exchange, employee Series C Unit awards generally cliff vest in three equal annual installments over a three-year term of continuous service, with accelerated vesting upon a change in control as defined in a RUA which each grantee is required to execute. The terms of the RUA require the forfeiture of any unvested Series C Units upon a unit holder's separation of service from the Company. A total of approximately 1.3 million and 2.2 million unvested Series C Units were forfeited during 2011 and 2012, respectively. No unvested Series C Units were forfeited during 2013. Approximately 10.6 million and 1.9 million vested Series C Units held by former employees of the Company were repurchased for $1.1 million and $0.2 million in 2012 and 2013, respectively. 34

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Series D Unit Issuances

As of December 31, 2012 and 2013, First Wind was authorized to issue up to 30 million Series D Units and had issued 27 million Series D Units. These units are generally used for employee compensation purposes and are granted by series at zero cost to the grantee. Employee Series D Unit awards generally cliff vest in three equal annual installments over a three-year term of continuous service, with accelerated vesting upon a change in control as defined in a RUA which each grantee is required to execute.

The terms of the RUA require the forfeiture of any unvested Series D Units upon a unit holder's separation of service from the Company. No unvested Series D Units were forfeited during 2012 and 2013.

NOTE 12 —UNIT-BASED COMPENSATION

As discussed in Note 11, First Wind has issued Profits Interests as unit-based compensation to its employees. Effective January 1, 2006, the Company adopted ASC 718-20 *Compensation-Stock Compensation* (ASC 718-20), which establishes the accounting for employee unit-based awards. Under the provisions of ASC 718-20, unit-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite employee service period (generally the vesting period of the grant). The Company recognizes unit-based compensation expenses associated with the Profits Interests on a straight-line basis over the requisite service period using the fair value method. The Series C Units issued in exchange for Series B Units did not result in incremental value being recorded; therefore, compensation expense for the Series C Units issued in the exchange equals the compensation expense that would have been recorded for the Series B Units if they had remained outstanding.

The fair value of each Series B Unit was estimated using a probability-weighted expected return model. Under a probability-weighted expected return model, the value of an enterprise equity instrument is estimated based upon an analysis of future values assuming various possible future liquidity events. Equity instrument value is based on the probability-weighted present value of expected cash flows, considering each of the possible future events, as well as the rights and preferences of each unit class. The fair values of the initial grants of Series C Units and Series D Units in 2011 were estimated using the Black-Scholes option pricing model.

The following table summarizes Profits Interests activity:

	Year ended December 31,			
	2012		2013	
	Units	Weighted Average Grant Date Fair Value	Units	Weighted Average Grant Date Fair Value
Outstanding balance at beginning of year	189,918,785	$ -	177,121,648	$ -
Granted, above fair value	-	-	2,284,000	-
Forfeited	(2,173,434)	-	-	-
Series C Units repurchased	(10,623,703)	-	(1,939,163)	-
Outstanding at end of period	177,121,648	-	177,466,485	-
Units vested at end of period	139,341,751		165,873,485	

35

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Unvested units	Units	Weighted Average Grant Date Fair Value
Balance at December 31, 2011	85,989,190	$ -
Vested	(35,412,156)	-
Forfeited	(12,797,137)	-
Balance at December 31, 2012	37,779,897	$ -
Granted	2,284,000	-
Vested	(26,531,734)	-
Forfeited	(1,939,163)	-
Balance at December 31, 2013	11,593,000	$ -

Unit-based compensation expense is included in the accompanying statements of operations for the years ended December 31, 2011, 2012 and 2013 as follows:

	2011	2012	2013
Project development expenses	$ 1,209	$ 450	$ -
General and administrative expenses	2,983	761	-
	$ 4,192	$ 1,211	$ -

As of December 31, 2013, the total future compensation cost related to unvested Profits Interests was not material.

NOTE 13 —COMMITMENTS AND CONTINGENCIES

Operating Leases

As of December 31, 2013, the Company was obligated under long-term non-cancelable operating leases, primarily for land, offices and office equipment. Rental expense for lease commitments under these operating leases for the years ended December 31, 2011, 2012 and 2013 was $4.8 million, $6 million and $7.3 million, respectively.

Future minimum lease payments under these operating leases at December 31, 2013 for 2014 through 2018 and thereafter were as follows (in thousands):

2014	$ 5,265
2015	5,025
2016	4,899
2017	4,659
2018	4,597
Thereafter	74,270
	$ 98,715

Included in the amounts above are $2 million in future sublease payments expected to be received as of December 31, 2013.

In certain of the Company's land lease agreements, the Company is obligated to decommission all wind energy project equipment and restore the land to original condition, excluding removal of access roads, upon expiration,

36

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements cancellation or termination of the land lease agreements. In connection with KWP I and KWP II, the Company was required to provide to the lessor letters of credit in the amount of $1.5 million each to ensure performance under the contract and to guarantee resources for decommissioning and reclamation. The Company pays quarterly letter of credit fees based on an annual rate of 1.75%. These letters of credit will remain in effect during the full terms of the leases, including option extensions. Power Purchase Agreements The Company enters into long-term PPAs with customers, generally electric utility companies, to sell all or a fixed proportion of the electricity generated by one of the Company's projects, sometimes bundled with RECs and capacity. Electricity payments are calculated based on the amount of electrical energy delivered at a designated delivery point and may include fixed and variable price terms. Certain of the PPAs provide for potential payments by the Company if it fails to meet minimum target levels. The Company generally enters into PPAs prior to its wind energy projects' beginning construction and/or commencing commercial operations. Pursuant to the terms of certain PPAs, the Company may be required to make payments to the relevant power purchaser under certain conditions, such as shortfall on delivery of electricity, failure to meet certain performance threshold requirements or failure to commence commercial operations by a scheduled date. Turbine Supply and Warranty Agreements The Company enters into Turbine Supply Agreements (TSAs), through wholly-owned subsidiaries, with suppliers for the procurement of wind turbine generators and related equipment. In December 2010, the Company renegotiated its TSAs with Clipper Windpower, LLC and Clipper Windpower Holdings (together, Clipper) in order to convert its firm purchase commitments into rights to purchase turbines, and the Company also extended the delivery schedule for its existing orders. These agreements provided the Company with the right to acquire turbines representing 433 MW of capacity for installation over the period from 2011 to 2015. As of December 31, 2012, the Company had paid approximately $60 million in deposits and progress payments for these turbines. A partial recovery of these deposits was included as part of the Master Agreement entered into in 2013, which released Clipper from any obligations under the TSA, described further below. In September 2013, the Company executed a Master Supply Agreement (MTSA) with Vestas American Wind Technology, Inc. (Vestas) for the option to acquire wind turbine generators and related equipment representing up to 718 MW to be utilized at multiple projects designated under the agreement. As of December 31, 2013, the Company has paid approximately $37.9 million in deposits for these turbines. Under the MTSA, upon issuance of full notice to proceed for a project a TSA will be executed for such project. In December 2013, Route 66 executed a $155.3 million TSA under the MTSA for the delivery of 75 V110-2.0 MW turbines in early 2015. The TSA also includes a 10-year maintenance and warranty component. As of December 31, 2013 the Company has paid approximately $6.6 million in deposits for these turbines with the remaining to be paid in progress payments through the date the project achieves commercial operations. The Company may enter into warranty and guarantee agreements (WGAs) with the suppliers of wind turbines. These suppliers guarantee the delivery and performance of the turbines and related equipment in accordance with technical specifications defined in the WGA and they agree to perform services throughout the term of the WGA to maintain the performance of the turbines in accordance with these defined technical specifications. The WGAs generally commence on the start-up and commissioning of the turbines The Company enters into operations and maintenance (O&M) agreements with suppliers of its wind turbine generators, solar panels, and related equipment. Under the terms of the O&M agreements, the suppliers perform all scheduled routine maintenance, repairs, and replacement and management of spare parts related to the wind turbine generators and related equipment upon commencement of commercial operations. 37

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements In 2011, the Company entered into a combined operations and drive train services agreement (OSDTSA) with General Electric International, Inc. (GE). The OSDTSA is an extension of the support services included in the WGA and O&M agreements. Under the OSDTSA, the Company is entitled to liquidated damages under warranties related to turbine output, availability and reliability of the turbines, and the wind turbine generator sound levels. All liquidated damages payable under these warranties are subject to aggregate maximum caps. The Company also receives a standard warranty with respect to workmanship of the turbine equipment. The OSDTSA extends these support services through 2019. On February 8, 2013, First Wind and certain of its subsidiaries entered into a Master Agreement with respect to the turbines owned and operated by these subsidiaries. Under the Master Agreement, United Technologies Corporation was released from its guaranty obligations related to the Company’s Sheffield project and Clipper was released from any outstanding and future warranty claims with respect to these turbines. In conjunction with entering into the Master Agreement, the Company’s affected subsidiaries transitioned from the existing O&M agreements with Clipper to O&M and parts supply arrangements with affiliates of First Wind. TSA payments in the amount of $470.2 million and payments totaling $14.8 million related to Clipper O&M agreements for 2013 through 2016 are no longer required to be made. Payments received for warranty claims filed are recorded in the statement of operations within other income or, in cases where the warranty claim covers lost revenues, the warranty claims are recorded within revenues. During the years ended December 31, 2011 and 2012, the Company recognized $1 million and $0.6 million in revenue from warranty payments, respectively. No warranty payments were received for the year ended December 31, 2013. Fees under these agreements for the years ended December 31, 2011, 2012 and 2013 amounted to $15.3 million, $20.2 million and $17.4 million, respectively, and are included in project operating expenses on the accompanying consolidated statements of operations. The Company was committed to make the following future payments under the WGA, O&M, and OSDTSA agreements as of December 31, 2013 as follows (in thousands): 2014 .......................................................................... $ 17,096 2015 .......................................................................... 17,498 2016 .......................................................................... 17,498 2017 .......................................................................... 17,498 2018 .......................................................................... 17,498 Thereafter ................................................................. 27,186 $ 114,274 Transmission Service Agreements In July 2010, the Company entered into a transmission service agreement with Avista for long-term firm point- to-point delivery of generated electricity. The agreement allows for 100 MW of reserved capacity at an annual rate of $24 per kilowatt, or $2.4 million. The service agreement became effective in January 2012 and remains in effect until it terminates on December 31, 2016. Engineering, Procurement and Construction Agreements In July 2013, Mass Solar 1 entered into Engineering, Procurement and Construction Agreements (EPCs) with Borrego Solar Systems, Inc. (Borrego). Under the terms of the EPCs, Borrego acts as general contractor and is engaged to design, engineer, construct and install all project components. As per the terms of the agreements, payments are made throughout the construction period. The Company is committed to pay Borrego the remaining $31.7 million in 2014. 38

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements Balance of Plant The Company enters into balance of plant (BOP) agreements with contractors for the construction of the major components of its wind energy projects, including access roads, tower foundations and turbine erection as well as other long term service agreements. As of December 31, 2013, the Company estimated the remaining commitments due in 2014 to be $8.1 million. Letters of Credit The Company's customers and vendors and regulatory agencies often require the Company to post letters of credit in order to guarantee performance under relevant contracts and agreements. The Company is also required to post letters of credit to secure obligations under various swap agreements and leases and may, from time to time, decide to post letters of credit in lieu of cash deposits in reserve accounts under certain financing arrangements. The amount that can be drawn under some of these letters of credit may be increased from time to time subject to the satisfaction of certain conditions. The Company was contingently liable for performance under letters of credit totaling $142.6 million as of December 31, 2012, of which $25.5 million was guaranteed by First Wind and the remaining $117.1 million was a liability of the subsidiaries of the Company. As of December 31, 2013, letters of credit totaled $152.7 million, of which $29.8 million was guaranteed by First Wind and the remaining $122.9 million was a liability of the Company’s subsidiaries. As of December 31, 2013, the Company and certain subsidiaries had total additional availability under committed letter of credit facilities of $57.2 million. As of December 31, 2013, the Company had the following outstanding letters of credit (in thousands): PPAs and REC contracts .......................................... $ 88,205 Financing agreements ............................................... 40,573 Commodity swap agreements ................................... 1,500 Regulatory agencies .................................................. 12,982 Interconnection agreement ........................................ 2,467 Leases ....................................................................... 385 Other ......................................................................... 6,637 $ 152,749 Guarantee Agreements The Company has provided guarantees to certain of its institutional tax equity investors in connection with its tax equity financing transactions. These guarantees do not guarantee the returns targeted by the tax equity investors, but rather support any potential indemnity payments payable under the tax equity agreements. Milford I and Milford II are contractually obligated to deliver a minimum amount of energy to SCPPA in connection with the prepayment under the Milford I and Milford II PPAs. In the event either of the projects does not deliver the contractual amount of energy, the projects may be required to purchase and deliver replacement energy, under the terms of their respective PPAs. In 2013, Milford II failed to meet the guaranteed generation. Under the terms of its guarantee agreement, Milford II may have to provide replacement energy if it is not able to make up the difference within the contractually specified time frame. As of December 31, 2013, no related liability is included in the accompanying consolidated balance sheets. Legal Proceedings The Company is involved from time to time in litigation and disputes arising in the normal course of business, including proceedings contesting our permits or the operation of our projects. Management does not believe these 39

FIRST WIND HOLDINGS, LLC AND SUBSIDIARIES Notes to Consolidated Financial Statements proceedings will, if determined adversely, have a material adverse effect on the financial condition, results of operations and liquidity of the Company. NOTE 14 —RELATED PARTY TRANSACTIONS In the normal course of business, the Company engages in transactions with related parties, including affiliates of members of the Company. Investment and Administrative Services Agreement On May 2, 2008, the Company contributed approximately $3.4 million of cash and property in exchange for a 30% investment in Deepwater Wind, LLC (Deepwater), an off-shore wind energy company. The Company has significant influence but not control over Deepwater, therefore the Company accounts for this investment using the equity method of accounting. A member of First Wind has a majority investment in Deepwater. The Company committed to provide contributions of $120 million to Deepwater; however, the Company has the right to opt out of making such contributions, which could result in the dilution of the Company's interest in Deepwater. As of December 31, 2013, the Company's interest had been diluted to less than 10%. First Wind Energy, LLC (First Wind Energy), a wholly-owned subsidiary of First Wind, whereby First Wind Energy provides management services to Deepwater. As part of its management services, First Wind Energy provides accounting, project management and other administrative services. Kawailoa Administrative Services Agreement First Wind Energy has entered into an administrative services agreement (ASA) with Kawailoa, a subsidiary of the D. E. Shaw group, whereby First Wind Energy provides management services to Kawailoa. As part of its management services, First Wind Energy provides accounting, project management and other administrative services. Power County Administrative Services Agreement First Wind Energy has entered into an ASA with Power County Wind Parks, LLC (Power County), a subsidiary of the D. E. Shaw group, whereby First Wind Energy provides management services to Power County. As part of its management services, First Wind Energy provides accounting, project management and other administrative services. NOTE 15 —EMPLOYEE BENEFIT PLANS 401(k) Plan In 2006, the Company established a 401(k) Plan (the Plan) for the benefit of its U.S. employees. Employees of the Company are eligible to participate in the Plan immediately upon employment. Contributions are made by the employees through pre-tax deductions and by the Company up to a maximum percentage of the employee’s annual salary as specified by the Plan. The Company’s contributions to the Plan were $0.7 million, $0.9 million and $0.8 million for the years ended December 31, 2011, 2012 and 2013, respectively. 40